Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE RUBICON PROJECT, INC.,

MADISON MERGER CORP.,

and

TELARIA, INC.

Dated as of December 19, 2019

TABLE OF CONTENTS

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INDEX OF DEFINED TERMS

Action	Section 4.1(k)
Affiliate	Section 9.3(a)
Agreement	Preamble
Amended and Restated Bylaws	Section 2.2(a)
Anti-Corruption Laws	Section 9.3(b)
Antitrust Laws	Section 4.1(b)(iii)
Applicable Laws	Section 4.1(h)
Book-Entry Share	Section 3.2(c)
Business Day	Section 9.3(c)
Certificate	Section 3.2(b)
Certificate of Merger	Section 1.3
Change	Section 9.3(m)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 4.1(l)(ii)
Confidentiality Agreement	Section 5.2(a)
control	Section 9.3(a)
Copyrights	Section 9.3(h)
D&O Indemnified Parties	Section 6.4(a)
DGCL	Section 1.1
Effective Time	Section 1.3
Enforceability Exceptions	Section 4.1(b)(i)
Environmental Laws	Section 9.3(d)
Environmental Permits	Section 4.1(r)
ERISA	Section 9.3(e)
ERISA Affiliate	Section 9.3(f)
Exchange Act	Section 4.1(b)(iii)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(a)(i)
Form S-4	Section 4.2(b)(iii)
GAAP	Section 4.1(e)(ii)
Governmental Entity	Section 4.1(b)(iii)
Hazardous Materials	Section 9.3(g)
HSR Act	Section 4.1(b)(iii)
Intellectual Property	Section 9.3(h)
Intended Tax-Free Treatment	Section 9.3(i)
International Trade Laws	Section 9.3(j)
IRS	Section 4.1(l)(i)
IT Assets	Section 9.3(k)
Joint Proxy Statement	Section 4.1(b)(iii)
Knowledge	Section 9.3(l)
Liens	Section 4.1(b)(ii)

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Marks	Section 9.3(h)
Material Adverse Effect	Section 9.3(m)
Merger	Section 1.1
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Merger Tax Opinion	Section 6.8
Merger Tax Representation Letters	Section 6.8
Multiemployer Plan	Section 9.3(n)
Multiple Employer Plan	Section 9.3(o)
New Benefit Plans	Section 6.11(a)
OFAC	Section 9.3(j)
Order	Section 9.3(p)
Outside Counsel Only Material	Section 6.3(b)
Outside Date	Section 8.1(b)(i)
Patents	Section 9.3(h)
Permitted Liens	Section 9.3(q)
Person	Section 9.3(r)
Personal Data	Section 9.3(s)
Pre-Merger Financing Transaction	Section 5.1(e)(iii)
Release	Section 9.3(t)
Representative	Section 5.2(a)
Rubicon Project	Preamble
Rubicon Project Alternative Transaction	Section 5.3(a)
Rubicon Project Benefit Plan	Section 9.3(u)
Rubicon Project Board Recommendation	Recitals
Rubicon Project Common Stock	Section 4.2(c)(i)
Rubicon Project Continuing Directors	Section 2.1(a)
Rubicon Project Disclosure Letter	Section 4.2
Rubicon Project Equity Awards	Section 9.3(v)
Rubicon Project Filed SEC Documents	Section 4.2
Rubicon Project Financial Advisor	Section 4.2(u)
Rubicon Project Financial Statements	Section 4.2(e)(ii)
Rubicon Project Intervening Event	Section 5.3(d)
Rubicon Project Material Contracts	Section 4.2(q)
Rubicon Project Measurement Date	Section 4.2(c)(i)
Rubicon Project Option	Section 9.3(z)
Rubicon Project Permits	Section 4.2(h)
Rubicon Project Preferred Stock	Section 4.2(c)(i)
Rubicon Project PSU Award	Section 9.3(w)
Rubicon Project Recommendation Change	Section 5.3(b)
Rubicon Project Restricted Stock Award	Section 9.3(x)
Rubicon Project RSU Award	Section 9.3(y)
Rubicon Project SEC Documents	Section 4.2(e)(i)
Rubicon Project Share Issuance	Section 4.2(b)(iii)
Rubicon Project Stock Option	Section 3.1(b)(ii)
Rubicon Project Stockholder Approval	Section 4.2(v)
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Rubicon Project Stockholders Meeting	Section 6.1(c)
Rubicon Project Superior Proposal	Section 5.3(a)
Rubicon Project Tax Counsel	Section 6.8
Rubicon Project Termination Fee	Section 8.2(c)
Rubicon Project Third Party	Section 5.3(a)
Rubicon Project Title IV Plan	Section 4.2(l)(v)
Rubicon Project Triggering Event	Section 9.3(aa)
Rubicon Project Voting Agreement	Recitals
Sanctioned Person	Section 9.3(bb)
Sanctions	Section 9.3(cc)
Sarbanes-Oxley Act	Section 4.1(e)(i)
SEC	Section 9.3(dd)
Securities Act	Section 4.1(e)(i)
Subsidiary	Section 9.3(ee)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3(ff)
Taxes	Section 9.3(gg)
Taxing Authority	Section 9.3(hh)
Telaria	Preamble
Telaria Alternative Transaction	Section 5.2(a)
Telaria Benefit Plan	Section 9.3(ii)
Telaria Board Recommendation	Recitals
Telaria Common Stock	Section 4.1(c)(i)
Telaria Continuing Directors	Section 2.1(a)
Telaria Credit Facility	Section 9.3(jj)
Telaria Disclosure Letter	Section 4.1
Telaria Equity Awards	Section 3.1(b)(iv)
Telaria Equity Incentive Plans	Section 9.3(kk)
Telaria ESPP	Section 3.1(b)(vi)
Telaria Filed SEC Documents	Section 4.1
Telaria Financial Advisor	Section 4.1(u)
Telaria Financial Statements	Section 4.1(e)(ii)
Telaria Intervening Event	Section 5.2(d)
Telaria Material Contracts	Section 4.1(q)
Telaria Measurement Date	Section 4.1(c)(i)
Telaria Permits	Section 4.1(h)
Telaria Preferred Stock	Section 4.1(c)(i)
Telaria Recommendation Change	Section 5.2(a)
Telaria RSU Award	Section 3.1(b)(iii)
Telaria SEC Documents	Section 4.1(e)(i)
Telaria Stock Option	Section 3.1(b)(ii)
Telaria Stockholder Approval	Section 4.1(t)
Telaria Stockholders Meeting	Section 6.1(b)
Telaria Superior Proposal	Section 5.2(a)
Telaria Tax Counsel	Section 6.8
Telaria Termination Fee	Section 8.2(b)

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Telaria Third Party	Section 5.2(a)
Telaria Title IV Plan	Section 4.1(l)(v)
Telaria Triggering Event	Section 9.3(ll)
Telaria Voting Agreement	Recitals
Trade Secrets	Section 9.3(h)
Voting Agreements	Recitals
WARN Act	Section 4.1(m)(v)
Willful Breach	Section 9.3(mm)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 19, 2019, by and among The Rubicon Project, Inc., a Delaware corporation (“Rubicon Project”), Madison Merger Corp., a Delaware corporation and direct wholly owned Subsidiary of Rubicon Project (“Merger Sub”), and Telaria, Inc., a Delaware corporation (“Telaria”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into Telaria, with Telaria continuing as the surviving corporation pursuant to and in accordance with the DGCL;

WHEREAS, the Board of Directors of Rubicon Project has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Rubicon Project Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Rubicon Project Share Issuance, are fair to, and in the best interests of, Rubicon Project and the stockholders of Rubicon Project, (c) resolved to recommend the approval of the Rubicon Project Share Issuance to the stockholders of Rubicon Project, on the terms and subject to the conditions set forth in this Agreement (the “Rubicon Project Board Recommendation”), and (d) directed that the Rubicon Project Share Issuance be submitted to the stockholders of Rubicon Project for approval;

WHEREAS, the Board of Directors of Telaria has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Telaria and the stockholders of Telaria, (c) resolved to recommend the adoption of this Agreement to the stockholders of Telaria, on the terms and subject to the conditions set forth in this Agreement (the “Telaria Board Recommendation”), and (d) directed that this Agreement be submitted to the stockholders of Telaria for adoption;

WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the Merger;

WHEREAS, (a) concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Rubicon Project’s willingness to enter into this Agreement, certain stockholders of Telaria are entering into an agreement (the “Telaria Voting Agreement”) pursuant to which such stockholders have agreed, among other things, to vote to adopt this Agreement upon the terms and subject to the conditions set forth herein, and (b) concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Telaria’s willingness to enter into this Agreement, certain stockholders of Rubicon Project are entering into an agreement (the “Rubicon Project Voting Agreement” and, together with the Telaria Voting Agreement, collectively, the “Voting Agreements”) pursuant to which such stockholders have agreed, among other things, to vote to approve the Rubicon Project Share Issuance upon the terms and subject to the conditions set forth herein;

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WHEREAS, the parties to this Agreement also intend that, for U.S. federal income tax purposes, the Merger (as defined below) will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code; and

WHEREAS, Rubicon Project, Merger Sub and Telaria desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

Article I
THE MERGER

Section 1.1.          The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into Telaria (the “Merger”). Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Telaria shall continue as the surviving corporation in the Merger and a wholly owned Subsidiary of Rubicon Project, and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL. Telaria, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation.”

Section 1.2.          Closing. The closing of the Merger (the “Closing”) shall take place at 7:00 a.m., Los Angeles time, at the offices of Gibson, Dunn and Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, on a date to be specified by Rubicon Project and Telaria, which shall be no later than the second Business Day following satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of such conditions), unless another date, time or place is agreed to in writing by Rubicon Project and Telaria (the date of the Closing, the “Closing Date”).

Section 1.3.          Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by Applicable Law, such later time as may be mutually agreed by Rubicon Project and Telaria in writing and specified in the Merger Certificate (the “Effective Time”).

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Section 1.4.          Effects of the Transaction. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DGCL.

Article II
CERTAIN GOVERNANCE MATTERS

Section 2.1.          Certain Governance Matters.

(a)          Board of Directors of Rubicon Project. Rubicon Project shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Board of Directors of Rubicon Project immediately prior to the Effective Time) so that, as of the Effective Time, the Board of Directors of Rubicon Project shall consist of a total of nine (9) directors, of whom (i) four (4) directors shall be individuals who were members of the Board of Directors of Rubicon Project as of immediately prior to the Effective Time (such individuals, and their successors nominated in accordance with the Amended and Restated Bylaws by a majority of the Rubicon Project Continuing Directors then serving on the Board of Directors of Rubicon Project, the “Rubicon Project Continuing Directors”); (ii) four (4) directors shall be individuals who were members of the Board of Directors of Telaria as of immediately prior to the Effective Time (such individuals, and their successors nominated in accordance with the Amended and Restated Bylaws by a majority of the Telaria Continuing Directors then serving on the Board of Directors of Rubicon Project, the “Telaria Continuing Directors”); and (iii) the remaining one (1) director shall be the Chief Executive Officer of Rubicon Project as of the Effective Time (as determined in accordance with Section 2.1(b)). Each of the Rubicon Project Continuing Directors and at least three (3) of the Telaria Continuing Directors shall meet the independence standards of the NYSE with respect to Rubicon Project as of the Effective Time.

(b)          Chairman and Certain Executive Officers of Rubicon Project. Rubicon Project shall take all action necessary so that, as of the Effective Time, (i) the Executive Chairman of Telaria as of the date hereof shall be appointed as non-executive Chairman of the Board of Rubicon Project; (ii) the Chief Executive Officer of Rubicon Project as of immediately prior to the Effective Time shall continue to serve as the Chief Executive Officer of Rubicon Project; (iii) the Chief Executive Officer of Telaria as of the date hereof shall be appointed to serve as President and Chief Operating Officer of Rubicon Project, reporting to the Chief Executive Officer, and shall be responsible in such capacity for overseeing Rubicon Project’s CTV business unit and certain aspects relating to the integration of Telaria’s and Rubicon Project’s respective businesses; (iv) the Chief Operating Officer of Telaria as of the date hereof shall be appointed to serve as General Manager of Rubicon Project’s CTV business unit and shall be responsible in such capacity for day-to-day management of Rubicon Project’s CTV business unit; (v) the Chief Strategy Officer of Telaria as of the date hereof shall be appointed to serve as the Chief Strategy Officer of Rubicon Project’s CTV business unit and shall be responsible in such capacity for overseeing strategic opportunities and initiatives at Rubicon Project’s CTV business unit and certain aspects relating to the integration of Telaria’s and Rubicon Project’s respective businesses; and (vi) the General Counsel of Telaria as of the date hereof shall be appointed to serve as General Counsel of Rubicon Project and shall be responsible for overseeing Rubicon Project’s legal affairs (other than with respect to privacy law and compliance).

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Section 2.2.          Organizational Documents.

(a)          Rubicon Project and Telaria shall cooperate in good faith to amend and restate the Bylaws of Rubicon Project in their entirety as of the Effective Time, as necessary, to provide for the matters set forth in this Section 2.2(a) (the “Amended and Restated Bylaws”), and such Amended and Restated Bylaws shall continue in effect as the Bylaws of Rubicon Project from and after the Effective Time, until thereafter amended in accordance with their terms and Applicable Law. The Amended and Restated Bylaws shall provide that, from and as of the Effective Time until the second (2nd) anniversary of the Effective Time:

(i)                 the Board of Directors of Rubicon Project shall consist of a total of nine (9) directors, of whom (A) four (4) directors shall be Rubicon Project Continuing Directors, each of whom shall meet the independence standards of the NYSE with respect to Rubicon Project, four (4) directors shall be Telaria Continuing Directors, at least three (3) of whom shall meet the independence standards of the NYSE with respect to Rubicon Project, and (C) the remaining one (1) director shall be the Chief Executive Officer of Rubicon Project;

(ii)              if the initial non-executive Chairman of the Board specified in Section 2.1(b) above ceases to be a member of the Board of Directors of Rubicon Project or is unable, unwilling or otherwise no longer qualified to so serve, then the Board of Directors of Rubicon Project shall elect one of its members (who may be either a Rubicon Project Continuing Director or a Telaria Continuing Director) to be non-executive Chairman of the Board, it being agreed that such election of the Chairman of the Board shall require the affirmative vote of both a majority of the Rubicon Project Continuing Directors and a majority of the Telaria Continuing Directors;

(iii)            any Rubicon Project Continuing Director or Telaria Continuing Director who is then serving as a member of the Board of Directors of Rubicon Project and whose term is expiring at an annual meeting of stockholders held on a date that is prior to the second (2nd) anniversary of the Effective Time shall be nominated for election by the Nominating and Governance Committee of the Board of Directors of Rubicon Project for election at such annual meeting unless such individual is unwilling or is otherwise no longer qualified to be so nominated, in which case, the nominee to serve as the successor to such Rubicon Project Continuing Director or Telaria Continuing Director shall be determined by a majority of the other Rubicon Project Continuing Directors or Telaria Continuing Directors, respectively; and

(iv)             all vacancies on the Board of Directors of Rubicon Project created by the cessation of service of a Rubicon Project Continuing Director or Telaria Continuing Director for any reason shall be filled by an individual proposed for nomination by a majority of the remaining Rubicon Project Continuing Directors or Telaria Continuing Directors, respectively.

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(b)         At the Effective Time, the Certificate of Incorporation of Telaria and the Bylaws of Telaria shall be amended and restated in their entirety to be in the form of the Certificate of Incorporation of Merger Sub and the Bylaws of Merger Sub, respectively, as in effect immediately prior to the Effective Time (except that (i) references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation and (ii) the reference to the incorporator will be removed), in each case until thereafter amended in accordance their respective terms and with Applicable Law.

Section 2.3.          Board of Directors and Officers of Surviving Corporation.

(a)          From and after the Effective Time, the initial directors of the Surviving Corporation shall be such Persons serving as the directors of Merger Sub immediately prior to the Effective Time, in each case, until such director’s successor is elected or appointed and qualified or until such director’s earlier death, resignation or removal, in each case, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b)          From and after the Effective Time, the initial officers of the Surviving Corporation shall be such Persons as are mutually agreed in writing by Rubicon Project and Telaria prior to the Effective Time, in each case, until such officer’s successor is elected or appointed and qualified or until such officer’s earlier death, resignation or removal, in each case, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF Telaria; EXCHANGE OF CERTIFICATES

Section 3.1.          Effect on Capital Stock.

(a)          Conversion of Telaria Common Stock and Merger Sub Common Stock and Treatment of Rubicon Project Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Telaria, Rubicon Project, Merger Sub or the holders of any securities of Telaria, Rubicon Project or Merger Sub:

(i)                 Each issued and outstanding share of Telaria Common Stock (other than any shares of Telaria Common Stock to be canceled pursuant to Section 3.1(a)(ii)) shall be converted into the right to receive 1.082 (the “Exchange Ratio”) fully paid and nonassessable shares of Rubicon Project Common Stock (and, if applicable, cash in lieu of fractional shares of Rubicon Project Common Stock payable in accordance with Section 3.1(c)) (the “Merger Consideration”). As of the Effective Time, all such shares of Telaria Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a certificate or book-entry share representing any shares of Telaria Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.

(ii)                Each share of Telaria Common Stock held in the treasury of Telaria or owned, directly or indirectly, by Rubicon Project or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

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(iii)               Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation.

(iv)               Each issued share of Rubicon Project Common Stock shall remain an issued share of Rubicon Project Common Stock and shall not be converted or canceled as a result of the Merger. Each certificate or book-entry share representing any shares of Rubicon Project Common Stock as of the Effective Time shall continue for all corporate purposes to evidence ownership of such shares.

(b)          Treatment of Telaria Equity Awards.

(i)                 The Merger shall constitute a “Corporate Transaction” and “Change in Control” for purposes of (A) the Telaria 2013 Equity Incentive Plan and all awards granted thereunder or otherwise subject to the terms thereof and (B) the ScanScout, Inc. 2009 Equity Incentive Plan, as amended, and all awards granted thereunder.

(ii)                Each stock option to purchase shares of Telaria Common Stock (a “Telaria Stock Option”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Rubicon Project in accordance with the terms of the applicable Telaria Equity Incentive Plan and the applicable award agreement evidencing such Telaria Stock Option, and converted into an option (a “Rubicon Project Stock Option”) to purchase (i) that number of shares of Rubicon Project Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Telaria Common Stock subject to such Telaria Stock Option immediately prior to the Effective Time and (B) the Exchange Ratio, (ii) at an exercise price per share of Rubicon Project Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Telaria Common Stock of such Telaria Stock Option immediately prior to the Effective Time and (B) the Exchange Ratio; provided, however, that the exercise price and number of shares of Rubicon Project Common Stock shall be determined in a manner consistent with the requirements of Section 409A of the Code. All references to Telaria in any agreement documenting a Telaria Stock Option shall be changed to Rubicon Project immediately upon such assumption of such Telaria Stock Option by Rubicon Project. Except as expressly provided in this Section 3.1(b)(ii), each such Rubicon Project Stock Option shall be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding Telaria Stock Option immediately prior to the Effective Time.

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(iii)         Each award of time-based vesting restricted stock units relating to Telaria Common Stock (each, a “Telaria RSU Award”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof:

(A)             if such Telaria RSU Award either becomes vested at the Effective Time pursuant to its terms or is vested at the Effective Time, be cancelled and converted into the right to receive a number of shares of Rubicon Project Common Stock equal to the product of (1) the number of shares of Telaria Common Stock subject to such Telaria RSU Award immediately prior to the Effective Time and (2) the Exchange Ratio (plus a cash payment in respect of any fractional shares in accordance with Section 3.1(c)), less applicable Tax withholding, payable by Rubicon Project promptly following the Effective Time and in any event no later than ten (10) Business Days following the Effective Time; provided that notwithstanding anything to the contrary contained in this Agreement, any payment pursuant to this Section 3.1(b)(iii)(A) in respect of any such Telaria RSU Award which constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code; or

(B)              if such Telaria RSU Award is not vested at the Effective Time, be assumed by Rubicon Project in accordance with the terms of the Telaria 2013 Equity Incentive Plan and the applicable award agreement evidencing such Telaria RSU Award and converted into an award of Rubicon Project restricted stock units with the same terms and conditions that applied to such Telaria RSU Award immediately prior to the Effective Time (except that all references to Telaria in any agreement documenting a Telaria RSU Award shall be changed to Rubicon Project immediately upon such assumption of such Telaria RSU Award by Rubicon Project), relating to a number of shares of Rubicon Project Common Stock equal to the product, rounded down to the nearest whole number of shares, of (1) the number of shares of Telaria Common Stock subject to such Telaria RSU Award immediately prior to the Effective Time and (2) the Exchange Ratio.

(iv)        Prior to the Effective Time, the Board of Directors of Telaria or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Telaria Stock Options and the Telaria RSU Awards (collectively, the “Telaria Equity Awards”) as contemplated by this Section 3.1(b) and shall deliver notice of such treatment (which notices shall have been approved by Rubicon Project, which approval shall not be unreasonably withheld) to each holder of Telaria Equity Awards.

(v)         Telaria shall take all actions necessary such that any current offering period as of the date of this Agreement shall be the final offering period under the Telaria 2014 Employee Stock Purchase Plan (the “Telaria ESPP”). In addition, effective as of the date of this Agreement, Telaria shall have taken all actions necessary such that (x) no new participant shall be permitted to join any current offering period in progress under the Telaria ESPP and (y) no participant in the Telaria ESPP with respect to any current offering period shall be permitted to increase his or her contributions or the amount of withholding elections with respect to any current offering period. Unless it has earlier terminated, Telaria shall take all actions necessary so that the Telaria ESPP shall terminate immediately prior to the Effective Time. Prior to the Effective Time, Telaria shall shorten the duration of any then current offering period under the Telaria ESPP and purchase shares of Telaria Common Stock with all amounts withheld by Telaria on behalf of the participants in the Telaria ESPP as of such date. Any shares of Telaria Common Stock so purchased shall be treated in accordance with Section 3.1(a) above. All amounts withheld by Telaria on behalf of the participants in the Telaria ESPP that have not been used to purchase shares of Telaria Common Stock at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Telaria ESPP upon the termination of the Telaria ESPP.

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(vi)          Prior to the Effective Time, the Board of Directors of Rubicon Project or the appropriate committee thereof shall adopt resolutions providing for the assumption of the Telaria Equity Incentive Plans and all award agreements outstanding thereunder and all outstanding award agreements evidencing Telaria Equity Awards granted outside of the Telaria 2013 Equity Incentive Plan that are subject to the terms of the Telaria 2013 Equity Incentive Plan.

(vii)         As soon as practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Rubicon Project shall prepare and file with the SEC a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form (and use its commercially reasonable efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) registering the shares of Rubicon Project Common Stock necessary to fulfill Rubicon Project’s obligations under this Section 3.1(b). Rubicon Project shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Rubicon Project Common Stock for delivery with respect to the Telaria Equity Awards assumed by it in accordance with this Section 3.1(b) and the assumption of the Telaria Equity Incentive Plans and all award agreements outstanding thereunder and all outstanding award agreements evidencing Telaria Equity Awards granted outside of the Telaria 2013 Equity Incentive Plan that are subject to the terms of the Telaria 2013 Equity Incentive Plan.

(c)         Fractional Shares. No fractional share of Rubicon Project Common Stock (or certificate or scrip representing the same) shall be issued upon the conversion or surrender for exchange of Certificates or Book-Entry Shares hereunder, and such fractional share interests shall not entitle the owner thereof to any Rubicon Project Common Stock or to vote or to any other rights of a holder of Rubicon Project Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Telaria Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Rubicon Project Common Stock (after aggregating all Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares delivered by or on behalf of such holder) shall receive, in lieu thereof, an amount of cash (rounded to the nearest whole cent), without interest, equal to such fractional amount multiplied by the average of the closing sale prices for one share of Rubicon Project Common Stock on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Rubicon Project and Telaria) for the ten (10) consecutive full trading days ending on the full trading day immediately preceding the Closing Date. The parties acknowledge that payment of cash in lieu of fractional share interests pursuant to this Section 3.1(c) is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

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(d)          No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Telaria Common Stock or Rubicon Project Common Stock in connection with the Merger.

Section 3.2.          Exchange of Shares and Certificates.

(a)          Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Rubicon Project shall enter into a customary exchange agreement with the transfer agent of Rubicon Project, the transfer agent of Telaria or another nationally recognized financial institution or trust company designated by Rubicon Project and reasonably acceptable to Telaria (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 3.1(a)(i). Prior to or substantially concurrently with the Effective Time, Rubicon Project shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article III through the Exchange Agent, book-entry shares representing the full number of whole shares of Rubicon Project Common Stock issuable pursuant to Section 3.1(a)(i) in exchange for outstanding shares of Telaria Common Stock, and Rubicon Project shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Rubicon Project Common Stock pursuant to Section 3.2(d). In addition, Rubicon Project shall deposit cash in an amount sufficient to make payments in lieu of fractional shares pursuant to Section 3.1(c) prior to or substantially concurrently with the Effective Time (and from time to time thereafter if necessary). All such shares of Rubicon Project Common Stock provided to the Exchange Agent, together with any such dividends or other distributions with respect thereto, and all cash deposited with the Exchange Agent, is hereinafter referred to as the “Exchange Fund”).

(b)          Letters of Transmittal and Instructions for Surrender. As promptly as practicable following the Effective Time, and in no event later than the fifth (5th) Business Day thereafter, Rubicon Project shall cause the Exchange Agent to mail to each holder of record of a certificate (a “Certificate”) that immediately prior to the Effective Time represented outstanding shares of Telaria Common Stock (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall be in the form and have such other provisions as are reasonably acceptable to Rubicon Project and Telaria) and (ii) instructions (which instructions shall be in the form and have such other provisions as are reasonably acceptable to Rubicon Project and Telaria) for use in effecting the surrender of the Certificates in exchange for (A) the number of shares of Rubicon Project Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates pursuant to Section 3.1(a)(i), (B) any dividends or other distributions payable pursuant to Section 3.2(d) and (C) cash in lieu of fractional shares of Rubicon Project Common Stock payable pursuant to Section 3.1(c).

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(c)          Merger Consideration Received in Connection with Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the number of shares of Rubicon Project Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 3.1(a)(i), (ii) any dividends or other distributions payable pursuant to Section 3.2(d) and (iii) any cash in lieu of fractional shares of Rubicon Project Common Stock payable pursuant to Section 3.1(c), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. No holder of record of a book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Telaria Common Stock shall be required to deliver a Certificate or letter of transmittal or surrender such Book-Entry Shares to the Exchange Agent, and in lieu thereof, each Book-Entry Share shall automatically upon the Effective Time be entitled to receive (x) the number of shares of Rubicon Project Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 3.1(a)(i), (y) any dividends or other distributions payable pursuant to Section 3.2(d) and (z) any cash in lieu of fractional shares of Rubicon Project Common Stock payable pursuant to Section 3.1(c). Until surrendered, in the case of a Certificate, or paid for, in the case of a Book-Entry Share, in each case, as contemplated by this Section 3.2(c), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2(c) and any dividends or other distributions payable pursuant to Section 3.2(d). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or any cash payable hereunder.

(d)         Distributions with Respect to Unexchanged Shares. Subject to Applicable Law, there shall be paid to the holders of the Rubicon Project Common Stock issued in exchange for Certificates or Book-Entry Shares pursuant to Section 3.2(c), without interest, (i) at the time of delivery of such Rubicon Project Common Stock by the Exchange Agent pursuant to Section 3.2(c), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of Rubicon Project Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time, but prior to such delivery of such Rubicon Project Common Stock by the Exchange Agent pursuant to Section 3.2(c), and a payment date subsequent to such delivery of such Rubicon Project Common Stock by the Exchange Agent pursuant to Section 3.2(c), payable with respect to such shares of Rubicon Project Common Stock.

(e)          Certain Transfers of Ownership. In the event of a transfer of ownership of Telaria Common Stock that is not registered in the transfer records of Telaria, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Rubicon Project Common Stock as contemplated by Section 3.2(d)) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of Rubicon Project that such Tax has been paid or is not applicable.

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(f)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Rubicon Project or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Rubicon Project may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

(g)          No Further Ownership Rights in Telaria Common Stock. All shares of Rubicon Project Common Stock (together with cash in lieu of fractional shares of Rubicon Project Common Stock payable pursuant to Section 3.1(c)) issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Telaria Common Stock theretofore represented by such Certificates or Book-Entry Shares. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Telaria of shares of Telaria Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to Rubicon Project, the Surviving Corporation or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration for each share of Telaria Common Stock formerly represented by such Certificates or Book-Entry Shares.

(h)          Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Rubicon Project or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Rubicon Project as general creditor thereof for payment of their claims for Merger Consideration, any cash in lieu of fractional shares and any dividends or distributions with respect to Rubicon Project Common Stock as contemplated by Section 3.2(d).

(i)           No Liability. None of Rubicon Project, Merger Sub, Telaria or the Exchange Agent shall be liable to any Person in respect of any shares of Rubicon Project Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered or Book-Entry Share not paid, in each case, in accordance with Section 3.2(c), immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Rubicon Project free and clear of all claims or interest of any person previously entitled thereto.

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(j)           Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Rubicon Project, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable Tax law. Any amounts so withheld and properly remitted to the applicable Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3.          Certain Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Rubicon Project Common Stock or Telaria Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.4.          Further Assurances. If, at any time after the Effective Time, any further action is determined by Rubicon Project or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Rubicon Project with full right, title and possession of and to all rights and property of Merger Sub and Telaria with respect to the Merger, the officers and managers of Rubicon Project shall be fully authorized (in the name of Merger Sub, Telaria, the Surviving Corporation and otherwise) to take such action.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.1.          Representations and Warranties of Telaria. Except as set forth in any Telaria SEC Document filed with the SEC since January 1, 2017 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Telaria Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Telaria to Rubicon Project upon the execution of this Agreement (the “Telaria Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Telaria represents and warrants to Rubicon Project as follows:

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(a)          Organization, Standing and Corporate Power. Each of Telaria and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria. Each of Telaria and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria. The Certificate of Incorporation of Telaria and the Bylaws of Telaria, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Telaria Filed SEC Documents.

(b)          Corporate Authority; Non-contravention.

(i)                 Telaria has all requisite corporate power and authority to enter into this Agreement and, subject to the Telaria Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Telaria and the consummation by Telaria of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Telaria, subject, in the case of the Merger, to the Telaria Stockholder Approval. The Board of Directors of Telaria (at a meeting duly called and held) has, by the unanimous vote of all directors of Telaria, (A) determined that entering into this Agreement and consummating the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Telaria and its stockholders, (B) authorized and approved the execution, delivery and performance of this Agreement by Telaria and approved the Merger and (C) resolved to recommend the adoption of this Agreement by the holders of Telaria Common Stock and directed that this Agreement be submitted for consideration by Telaria’s stockholders at the Telaria Stockholders Meeting, and, subject to Section 5.2(b), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Telaria and, assuming the due authorization, execution and delivery of this Agreement by Rubicon Project and Merger Sub, constitutes the legal, valid and binding obligation of Telaria, enforceable against Telaria in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Applicable Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

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(ii)              The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Telaria or any of its Subsidiaries under, (A) the Certificate of Incorporation of Telaria or the Bylaws of Telaria or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Telaria or any of its Subsidiaries is a party or by which Telaria, any of its Subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.1(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Telaria or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (with respect to the certificate of incorporation and bylaws or comparable organizational documents of Telaria’s Subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Telaria or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(iii)            No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, legislative, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission, authority or similar body (each, a “Governmental Entity”) is required by or with respect to Telaria or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Telaria or the consummation by Telaria of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable United States or foreign competition, antitrust, merger control or investment laws or laws that provide for review of national security or defense matters (together with the HSR Act, the “Antitrust Laws”), (B) the filing with the SEC of (1) a proxy statement relating to the Telaria Stockholders Meeting (such proxy statement, together with the proxy statement relating to the Rubicon Project Stockholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) and (2) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Telaria or its Subsidiaries are qualified to do business and (D) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Telaria or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(c)          Capital Structure.

(i)                 The authorized capital stock of Telaria consists of 250,000,000 shares of common stock, $0.0001 par value per share (the “Telaria Common Stock”), and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share (the “Telaria Preferred Stock”). At the close of business on December 11, 2019 (the “Telaria Measurement Date”), (A) 46,833,507 shares of Telaria Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Telaria Common Stock held by Telaria in its treasury), (B) 12,564,240 shares of Telaria Common Stock were held by Telaria in its treasury, (C) no shares of Telaria Preferred Stock were issued and outstanding, (D) 5,410,193 shares of Telaria Common Stock were subject to issuance pursuant to Telaria Stock Options and (E) 2,476,091 shares of Telaria Common Stock were subject to issuance pursuant to Telaria RSU Awards.

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(ii)                All outstanding shares of capital stock of Telaria are, and all shares of capital stock of Telaria that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.1(c) and except for changes since the Telaria Measurement Date resulting from the issuance of shares of Telaria Common Stock pursuant to Telaria Equity Awards outstanding on the Telaria Measurement Date in accordance with their present terms or as expressly permitted by Section 5.1(a)(ii), (A) there are not issued or outstanding (1) any shares of capital stock or other voting or equity securities or interests of Telaria, (2) any securities or interests of Telaria or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of Telaria or (3) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from Telaria or any of its Subsidiaries (including any Subsidiary trust), or obligations of Telaria or any of its Subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of Telaria, and (B) there are no outstanding obligations of Telaria or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of Telaria.

(iii)               Except for the Telaria Voting Agreement, there are no stockholder agreements or voting trusts or other agreements or understandings to which Telaria is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of Telaria. Telaria has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of Telaria are held by any Subsidiary of Telaria. Telaria does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Telaria on any matter.

(iv)               As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Telaria or any of its Subsidiaries is subject, party or otherwise bound.

(d)          Subsidiaries.

(i)                 Except as would not reasonably be expected to be, individually and in the aggregate, material to Telaria and its Subsidiaries, taken as a whole, all outstanding shares of capital stock or other voting or equity securities or interests of each such Subsidiary have been validly issued and are fully paid and nonassessable.

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(ii)                Except as would not reasonably be expected to be, individually and in the aggregate, material to Telaria and its Subsidiaries, taken as a whole, there are no outstanding (A) securities of Telaria or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities or interests in any of its Subsidiaries or (B) warrants, calls, options or other rights to acquire from Telaria or any of its Subsidiaries, or any obligation of Telaria or any of its Subsidiaries to issue, any capital stock or other voting or equity securities or interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or voting or equity securities or interests in, any Subsidiary of Telaria.

(e)          SEC Documents; Financial Statements; Undisclosed Liabilities.

(i)                 Telaria has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2017 (the “Telaria SEC Documents”). As of their respective dates, the Telaria SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Telaria SEC Documents, and none of the Telaria SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Telaria SEC Documents, and, to the Knowledge of Telaria, none of the Telaria SEC Documents is the subject of any outstanding SEC comment or investigation. No Subsidiary of Telaria is, or has at any time since January 1, 2017 been, required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(ii)                The consolidated financial statements (including all related notes and schedules) of Telaria and its Subsidiaries included in the Telaria SEC Documents (the “Telaria Financial Statements”) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Telaria and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto). Since December 31, 2016, no independent public accounting firm of Telaria has resigned (or informed Telaria that it intends to resign) or been dismissed as independent public accountants of Telaria as a result of or in connection with any disagreements with Telaria on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(iii)               Except (A) as reflected or reserved against in Telaria’s unaudited balance sheet as of September 30, 2019 (or the notes thereto) included in Telaria’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2019, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2019 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Telaria nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Telaria and its Subsidiaries (or in the notes thereto) that, individually and in the aggregate, would reasonably be expected to have a Material Adverse Effect on Telaria.

(iv)               Telaria maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Telaria’s properties or assets. Since January 1, 2017, none of Telaria, Telaria’s independent accountants, the Board of Directors of Telaria or its audit committee has received any oral or written notification of any (1) “significant deficiency” in the internal controls over financial reporting of Telaria, (2) “material weakness” in the internal controls over financial reporting of Telaria or (3) fraud, whether or not material, that involves management or other employees of Telaria who have a significant role in the internal controls over financial reporting of Telaria.

(v)                The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Telaria are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Telaria in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Telaria, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Telaria to make the certifications required under the Exchange Act with respect to such reports.

(vi)               Neither Telaria nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Telaria and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Telaria or any of its Subsidiaries in Telaria’s or such Subsidiary’s published financial statements or other Telaria SEC Documents.

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(f)           Information Supplied. None of the information supplied or to be supplied by Telaria for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Telaria’s stockholders or at the time of the Telaria Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Telaria with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Rubicon Project for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g)          Absence of Certain Changes or Events.

(i)                 From September 30, 2019, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the businesses of Telaria and its Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii)                Since September 30, 2019, there have been no Changes that, individually and in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Telaria.

(h)          Compliance with Applicable Laws; Outstanding Orders. Telaria and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Telaria and its Subsidiaries (the “Telaria Permits”), and all such Telaria Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria. Telaria and its Subsidiaries are in compliance with the terms of the Telaria Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity (collectively, “Applicable Laws”) relating to Telaria and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Telaria Permits or Applicable Laws, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria. Neither Telaria nor any of its Subsidiaries is subject to any outstanding order, injunction or decree of a Governmental Entity that, individually and in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Telaria or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby. Neither Telaria nor its Subsidiaries is in material violation of any outstanding order, injunction or decree of a Governmental Entity to which it is subject.

(i)           Anti-Corruption Laws. Except as, individually and in the aggregate, would not reasonably be expected to be material to Telaria and its Subsidiaries, taken as a whole, (i) since January 1, 2017, none of Telaria or its Subsidiaries, nor, to the Knowledge of Telaria, any director, officer, employee or agent of Telaria, has directly or indirectly made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, (ii) to the Knowledge of Telaria, as of the date of this Agreement, neither Telaria nor any of its Subsidiaries is under internal or Governmental Entity investigation for any material violation of any Anti-Corruption Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) Telaria and its Subsidiaries maintain an adequate system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and prevent and detect violations of the Anti-Corruption Laws, and (iv) since January 1, 2017, neither Telaria nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

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(j)           International Trade Laws. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria, (i) since January 1, 2017, Telaria and its Subsidiaries have been in compliance with all applicable International Trade Laws; (ii) to the Knowledge of Telaria, as of the date of this Agreement, neither Telaria nor any of its Subsidiaries is under internal or Governmental Entity investigation for any material violation of any International Trade Laws or has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any International Trade Laws; (iii) since January 1, 2017 to the date of this Agreement, neither Telaria nor any of its Subsidiaries has received written notice from any Governmental Entity alleging any breach, violation, or conflict with respect to any governmental authorization under International Trade Laws, the substance of which has not been resolved; and (iv) since January 1, 2017, neither Telaria nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged potential violation or liability arising under or relating to any International Trade Laws. Neither Telaria nor any of its Subsidiaries, and, to the Knowledge of Telaria, no director, officer or employee thereof, (A) is a Sanctioned Person or (B) as of the date of this Agreement, has pending or, to the Knowledge of Telaria, threatened claims against it, him or her with respect to applicable International Trade Laws.

(k)          Litigation. As of the date hereof, there is no legal, administrative, arbitral or other action, suit, investigation, proceeding, complaint, indictment or litigation (each, an “Action”) pending or, to the Knowledge of Telaria, threatened in writing against or affecting Telaria or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity, except as, individually and in the aggregate, would not reasonably be expected to (i) have a Material Adverse Effect on Telaria or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(l)           Benefit Plans.

(i)                 With respect to each material Telaria Benefit Plan, Telaria has made available, upon request, to Rubicon Project complete and accurate copies of (A) such Telaria Benefit Plan and, to the extent applicable, the most recent summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (C) the most recently received Internal Revenue Service (the “IRS”) determination letter or opinion letter, if applicable.

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(ii)                Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria, (A) each of the Telaria Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no Telaria Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Telaria or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law, (C) all contributions or other amounts payable by Telaria or its Subsidiaries as of the Effective Time pursuant to each Telaria Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither Telaria nor any of its Subsidiaries has engaged in a transaction in connection with which Telaria or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the Knowledge of Telaria, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of, or against any of the Telaria Benefit Plans or any trusts related thereto.

(iii)               Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria, none of Telaria, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, is obligated to contribute to, or has any liability with respect to, or within the six (6) years preceding the date of this Agreement has maintained, contributed to, or was obligated to contribute to, a Multiple Employer Plan, and none of Telaria, any of its Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv)               Each of the Telaria Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the Knowledge of Telaria, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v)                None of Telaria, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is obligated to contribute to, or has any liability with respect to, or within the six (6) years preceding the date of this Agreement has sponsored, maintained, contributed to, or was obligated to contribute to any Multiemployer Plan or any Telaria Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Telaria Title IV Plan”).

(vi)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (A) the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee or director of Telaria or any of its Subsidiaries or (B) result in any limitation on the right of Telaria or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Telaria Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or that could become payable (whether in cash, in property, or in the form of benefits) by Telaria or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will or can reasonably be expected to result in an “excess parachute payment” within the meaning of Section 280G of the Code.

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(vii)              No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Telaria or any of its Subsidiaries in the event of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii)             Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria, all Telaria Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(m)         Labor and Employment Matters. No employee of Telaria or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement and, to the Knowledge of Telaria, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Telaria or any of its Subsidiaries. Except for matters that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria, (i) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) pending or, to the Knowledge of Telaria, threatened in writing, strikes, work stoppages, slowdowns or lockouts with respect to any employees of Telaria or any of its Subsidiaries, and (ii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Telaria, threatened in writing against Telaria or any of its Subsidiaries. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria, neither Telaria nor any of its Subsidiaries has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Telaria or any of its Subsidiaries and, to the Knowledge of Telaria, no such investigation is in progress. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria, Telaria and its Subsidiaries have been in compliance with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. During the preceding three years, (i) neither Telaria nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Telaria or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Telaria nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Within the three (3)-year period preceding the date of this Agreement, there has been no written or, to the Knowledge of Telaria, oral claim (internally or otherwise) by any current or former employee or any current or former independent contractor of Telaria or any of its Subsidiaries, or by any applicant for employment with Telaria or its Subsidiaries, that an officer, director, or senior management employee of Telaria or its Subsidiaries has engaged in sexual harassment or similar misconduct. Neither Telaria nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any officer, director or senior management employee of such entity.

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(n)          Taxes. Except as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect on Telaria:

(i)                 (i) (A) All Tax Returns required to be filed by Telaria and/or any of its Subsidiaries have been timely filed (taking into account extensions), (B) all such Tax Returns are true, complete and correct in all respects and (C) all Taxes required to be paid (including Taxes required to be withheld from payments to employees, creditors, shareholders or other third parties) by Telaria and/or any of its Subsidiaries have been paid in full, in each of clauses (A) through (C), except to the extent adequate reserves, in accordance with GAAP, are reflected in the Telaria Financial Statements.

(ii)                There is not in force any written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Telaria or any of its Subsidiaries.

(iii)               (A) No audits or other administrative proceedings or proceedings before any Taxing Authority are pending or threatened in writing with regard to any Taxes or Tax Return of Telaria or any of its Subsidiaries, and (B) no Taxing Authority is asserting any claim, assessment or deficiency for Taxes of Telaria or any of its Subsidiaries, except for any such claim, assessment, or deficiency for which adequate reserves, in accordance with GAAP, are reflected in the Telaria Financial Statements.

(iv)               Neither Telaria nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Telaria and/or any of its Subsidiaries or (y) customary provisions in commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), (B) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Telaria or any of its Subsidiaries), or (C) is bound by a closing agreement pursuant to Section 7121 of the Code or other agreement with any Taxing Authority that would require an adjustment to a Tax Return to be filed after the date hereof.

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(v)                None of the assets of Telaria or any of its Subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi)               Within the past two years, neither Telaria nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intending to qualify for tax-free treatment under Section 355 of the Code.

(vii)               Neither Telaria nor any of its Subsidiaries has taken or agreed to take any action or knows of the existence of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (A) the Merger from qualifying for its Intended Tax-Free Treatment, or (B) Telaria from obtaining the Merger Tax Opinion.

(viii)              Neither Telaria nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar transaction under any similar provision of state, local or foreign Applicable Law).

(ix)                Neither Telaria nor any of its Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Applicable Law) by reason of a change in accounting method or otherwise that would require an adjustment to a Tax Return to be filed after the date hereof.

(x)                 Neither Telaria nor any of its Subsidiaries is, was or will be required to include any amount in income for a taxable year ending after December 31, 2017 as a result of the application of Section 965 of the Code. With respect to any amounts that Telaria or any of its Subsidiaries, as applicable, are required to include in income as a result of the application of Section 965 of the Code (or any similar or analogous provision of state or local Applicable Law), Telaria and its Subsidiaries, as applicable, (A) have timely made a valid election under Section 965(h)(1) of the Code (or any similar or analogous provision of state or local Applicable Law) and (B) have timely paid in full each installment payment that is required to be paid on or before the Closing Date pursuant to Section 965(h)(2) of the Code (or any similar or analogous provision of state or local Applicable Law).

(o)          Intellectual Property. No claims are pending or, to the Knowledge of Telaria, threatened in writing challenging the ownership, use, validity or enforceability of any Intellectual Property rights of Telaria or any of its Subsidiaries. Except as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect on Telaria, (i) to the Knowledge of Telaria, Telaria and its Subsidiaries own, free and clear of all Liens (except Permitted Liens), or have been granted an enforceable right to use, all Intellectual Property used in, and necessary for, the conduct of their businesses, as currently conducted, (ii) to the Knowledge of Telaria, the conduct of Telaria’s and its Subsidiaries’ businesses does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any of the Intellectual Property rights of any third party, (iii) the execution and delivery by Telaria of this Agreement, and the consummation of the transactions contemplated hereby, will not (x) result in the Surviving Corporation or any of its Subsidiaries being obligated to pay any royalties or other amounts to any third party at a rate in excess of that which is payable by Telaria or such Subsidiary prior to the Closing Date or (y) give rise to any right of any third party to terminate or otherwise modify any of Telaria’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under material Intellectual Property is granted to or by Telaria or any of its Subsidiaries, (iv) to the Knowledge of Telaria, no third party is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property rights owned by Telaria or any of its Subsidiaries, (v) Telaria and its Subsidiaries take and have taken reasonable measures to protect the confidentiality of material trade secrets and other material confidential information owned by or provided to them under conditions of confidentiality, including requiring all Persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, and (vi) to the Knowledge of Telaria, there has been no unauthorized disclosure of any such trade secrets or confidential information of or relating to Telaria or any of its Subsidiaries to any Person.

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(p)          Information Technology; Data Protection. The IT Assets of Telaria and its Subsidiaries are adequate for the conduct of their respective businesses as currently conducted. Since January 1, 2017, to the Knowledge of Telaria, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets of Telaria or its Subsidiaries or any other Persons to the extent used by or on behalf of Telaria or its Subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby), in each case, except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria, Telaria and its Subsidiaries (A) are and have been since January 1, 2017 in compliance with all Applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage. To the Knowledge of Telaria, since January 1, 2017, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of Telaria or any of its Subsidiaries, in each case, except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria.

(q)          Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither Telaria nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Telaria Benefit Plan (all contracts of the types described in the following clauses (i) through (xiv), collectively, the “Telaria Material Contracts”):

(i)                 that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

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(ii)                that contains any non-competition provision or other agreement or obligation that materially restricts the manner in which the businesses of Telaria and its Subsidiaries is conducted (other than standard employee non-solicitation restrictions) or, after the Effective Time, would materially restrict the ability of Rubicon Project or any of its Subsidiaries to engage in any line of business or in any geographic region;

(iii)               that is material and obligates Telaria or any of its Subsidiaries, or will obligate Rubicon Project or any of its Subsidiaries after the Effective Time, to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions (other than such contracts which are terminable by Telaria or any of its Subsidiaries on ninety (90) days’ or less notice without any required material payment or penalty or other material conditions, other than the condition of notice);

(iv)              (A) that is an indenture, credit agreement, loan agreement security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of Telaria or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, in each case, other than (x) accounts receivables and payables, (y) loans to direct or indirect wholly owned Subsidiaries of Telaria and (z) advances to employees for travel and business expenses, in each case of clauses (x) through (z), in the ordinary course of business, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Telaria or any of its Subsidiaries of, or any similar commitment by Telaria or any of its Subsidiaries, which respect to, the obligations, liabilities or indebtedness of any other Person;

(v)                for any joint venture, partnership or similar arrangement, in each case, that is material to Telaria and its Subsidiaries, taken as a whole;

(vi)               that is a consulting agreement or data processing, software programming, software licensing, brand safety, media procurement, exchange, data provider or data owner contract, including any contract with a demand side platform, supply side platform, exchange, data management platform or other ad tech service provider, in each case involving the net payment or receipt by Telaria or its Subsidiaries of more than $500,000 per annum;

(vii)              that is an agreement with any publisher or other seller under which Telaria or its Subsidiaries receive fees of more than $500,000 per annum;

(viii)             pursuant to which Telaria or any of its Subsidiaries receives from any third party a license or similar right to any Intellectual Property that is material to Telaria and its Subsidiaries, taken as a whole, other than licenses with respect to software that is generally commercially available;

(ix)                that is a (A) settlement agreement or (B) consent or similar agreement with a Governmental Entity, in each case that contains any material continuing obligations of Telaria or any of its Subsidiaries (other than non-disclosure obligations); or

(x)                 that relates to the acquisition or disposition of any Person, business or asset (other than the acquisition of equipment or products in the ordinary course of business) and under which Telaria or its Subsidiaries have (A) a material continuing indemnification obligation or (B) material “earn-out” or similar contingent payment obligations;

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(xi)                that is a collective bargaining agreement or contract with any labor union providing for benefits under any Telaria Benefit Plan;

(xii)               that provides for payment obligations (other than with respect to pass-through advertising spend) by Telaria or any of its Subsidiaries in any twelve (12) month period of $1,000,000 (other than any such contracts which are terminable by Telaria or any of its Subsidiaries on ninety (90) days’ or less notice without any required material payment or penalty or other material conditions, other than the condition of notice) and is not otherwise disclosed pursuant to clauses (i) through (xi) above, inclusive;

(xiii)              between Telaria or any of its Subsidiaries, on the one hand, and any Affiliate of Telaria (other than its Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC; or

(xiv)             the termination of which would be reasonably expected to have a Material Adverse Effect on Telaria and is not disclosed pursuant to clauses (i) through (xiii) above, inclusive.

Each Telaria Material Contract is valid and binding on Telaria (or, to the extent a Subsidiary of Telaria is a party, such Subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Telaria and each Subsidiary of Telaria have performed all obligations required to be performed by them to date under each Telaria Material Contract, except where such noncompliance, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria. Neither Telaria nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default (nor, to the Knowledge of Telaria, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Telaria Material Contract, in each case that, individually and in the aggregate, would reasonably be expected to have a Material Adverse Effect on Telaria. To the Knowledge of Telaria, no other party to any Telaria Material Contract is in breach of or default under the terms of any Telaria Material Contract where such default would reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect on Telaria.

(r)           Environmental Protection. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria, (i) Telaria and each of its Subsidiaries are and have been since January 1, 2017 in compliance with all applicable Environmental Laws, and neither Telaria nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that Telaria or any of its Subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) Telaria and each of its Subsidiaries have obtained all environmental, health and safety permits, licenses, variances, exemptions, registrations, approvals and authorizations of all Governmental Entities (“Environmental Permits”) required or necessary for, pursuant to applicable Environmental Law, the construction and operation of their facilities and the conduct of their business and operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Telaria and its Subsidiaries are and since January 1, 2017 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the Knowledge of Telaria, threatened in writing against Telaria or any of its Subsidiaries and (iv) there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Action under any Environmental Laws against Telaria or any of its Subsidiaries, or for which Telaria or any of its Subsidiaries has or may have retained or assumed liability, either contractually or by operation of law.

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(s)          Real Property. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telaria, (i) Telaria and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (ii) there are no existing (or to the Knowledge of Telaria, threatened in writing) condemnation proceedings with respect to any such real property and (iii) with respect to all such leased real property, Telaria and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Telaria nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(t)           Voting Requirements. The affirmative vote of the holders of a majority of all outstanding shares of Telaria Common Stock entitled to vote thereon (the “Telaria Stockholder Approval”) is necessary to adopt this Agreement. The Telaria Stockholder Approval is the only vote of holders of any securities of Telaria necessary to approve the transactions contemplated by this Agreement.

(u)          Opinion of Financial Advisor. The Board of Directors of Telaria has received the opinion of Telaria’s financial advisor, RBC Capital Markets, LLC (the “Telaria Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of Telaria Common Stock (other than, as applicable, Rubicon Project, Merger Sub and their respective Affiliates), it being agreed that such opinion is for the benefit of the Board of Directors of Telaria and, for the avoidance of doubt, may not be relied upon by Rubicon Project or any of its Affiliates.

(v)          Brokers. Except for fees payable to the Telaria Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Telaria.

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(w)         No Other Representations.

(i)                 Except for the representations and warranties made in this Section 4.1 or any certificate delivered pursuant to this Agreement, neither Telaria nor any other Person makes any express or implied representation or warranty with respect to Telaria or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Telaria hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.1 or any certificate delivered pursuant to this Agreement, neither Telaria nor any other Person makes or has made any representation or warranty to Rubicon Project or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or similar prospective information relating to Telaria or any of its Subsidiaries or their respective businesses or (B) except for the representations and warranties made in this Section 4.1 or any certificate delivered pursuant to this Agreement, any oral or written information presented or made available (including in any “data room”) to Rubicon Project or any of its Affiliates or representatives in the course of their due diligence investigation of Telaria, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)                Notwithstanding anything contained in this Agreement to the contrary, Telaria acknowledges and agrees that neither Rubicon Project nor Merger Sub or any other Person has made or is making, and Telaria expressly disclaims reliance upon, any representations, warranties or statements relating to Rubicon Project or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Rubicon Project in Section 4.2 or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Rubicon Project or Merger Sub furnished or made available to Telaria or any of its representatives. Without limiting the generality of the foregoing, Telaria acknowledges that, except as expressly provided in Section 4.2 or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or similar prospective information that may have been made available to Telaria or any of its representatives.

Section 4.2.          Representations and Warranties of Rubicon Project. Except as set forth in any Rubicon Project SEC Document filed with the SEC since January 1, 2017 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Rubicon Project Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Rubicon Project to Telaria upon the execution of this Agreement (the “Rubicon Project Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Rubicon Project represents and warrants to Telaria as follows:

(a)          Organization, Standing and Corporate Power. Each of Rubicon Project and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project. Each of Rubicon Project and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project. The Certificate of Incorporation of Rubicon Project and the Bylaws of Rubicon Project, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Rubicon Project Filed SEC Documents.

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(b)          Corporate Authority; Non-contravention.

(i)            Rubicon Project has all requisite corporate power and authority to enter into this Agreement and, subject to the Rubicon Project Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Rubicon Project and the consummation by Rubicon Project of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Rubicon Project, subject, in the case of the Rubicon Project Share Issuance, to the Rubicon Project Stockholder Approval. The Board of Directors of Rubicon Project (at a meeting duly called and held) has, by the unanimous vote of all directors of Rubicon Project, (A) determined that entering into this Agreement and consummating the transactions contemplated hereby, including the Merger and the Rubicon Project Share Issuance, are advisable and fair to, and in the best interests of, Rubicon Project and its stockholders, (B) authorized and approved the execution, delivery and performance of this Agreement by Rubicon Project and approved the Merger and the Rubicon Project Share Issuance and (C) resolved to recommend the approval of the Rubicon Project Share Issuance pursuant to this Agreement by the holders of Rubicon Project Common Stock and directed that the Rubicon Project Share Issuance pursuant to this Agreement be submitted for consideration by Rubicon Project’s stockholders at the Rubicon Project Stockholders Meeting, and, subject to Section 5.3(b), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Rubicon Project and, assuming the due authorization, execution and delivery of this Agreement by Telaria, constitutes the legal, valid and binding obligation of Rubicon Project, enforceable against Rubicon Project in accordance with its terms, except for the Enforceability Exceptions.

(ii)           The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Liens upon any of the properties or assets of Rubicon Project or any of its Subsidiaries under, (A) the Certificate of Incorporation of Rubicon Project or the Bylaws of Rubicon Project or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Rubicon Project or any of its Subsidiaries is a party or by which Rubicon Project, any of its Subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Rubicon Project or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (with respect to the certificate of incorporation and bylaws or comparable organizational documents of Rubicon Project’s Subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Rubicon Project or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

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(iii)          No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Rubicon Project or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Rubicon Project or the consummation by Rubicon Project of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of Antitrust Laws, (B) the filing or submission with the SEC, and in the case of clause (2) and (3), effectiveness, of (1) a proxy statement relating to the Rubicon Project Stockholders Meeting, (2) the registration statement on Form S-4 to be filed with the SEC (the “Form S-4”) by Rubicon Project in connection with the issuance of shares of Rubicon Project Common Stock in connection with the Merger (the “Rubicon Project Share Issuance”), and (3) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Rubicon Project or its Subsidiaries are qualified to do business, (D) such filings with and approvals of the NYSE to permit the shares of Rubicon Project Common Stock that are to be issued in the Merger to be listed on the NYSE, and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Rubicon Project or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(c)          Capital Structure.

(i)                 The authorized capital stock of Rubicon Project consists of 500,000,000 shares of common stock, $0.00001 par value per share (the “Rubicon Project Common Stock”), and 10,000,000 shares of undesignated preferred stock, $0.00001 par value per share (the “Rubicon Project Preferred Stock”). At the close of business on December 17, 2019 (the “Rubicon Project Measurement Date”), (A) 53,885,792 shares of Rubicon Project Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Rubicon Project Common Stock held by Rubicon Project in its treasury), including 1,875 shares of Rubicon Project Common Stock underlying unvested Rubicon Project Restricted Stock Awards, (B) no shares of Rubicon Project Common Stock were held by Rubicon Project in its treasury, (C) no shares of Rubicon Project Preferred Stock were issued and outstanding, (D) 4,274,784 shares of Rubicon Project Common Stock were subject to issuance pursuant to Rubicon Project Stock Options, (E) 8,079,353 shares of Rubicon Project Common Stock were subject to issuance pursuant to Rubicon Project RSU Awards and (F) no shares of Rubicon Project Common Stock were subject to issuance pursuant to Rubicon Project PSU Awards.

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(ii)                All outstanding shares of capital stock of Rubicon Project are, and all shares of capital stock of Rubicon Project that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 3.1(b) and this Section 4.2(c) and except for changes since the Rubicon Project Measurement Date resulting from the issuance of shares of Rubicon Project Common Stock pursuant to Rubicon Project Stock Options, Rubicon Project RSU Awards or Rubicon Project PSU Awards outstanding on the Rubicon Project Measurement Date in accordance with their present terms or as expressly permitted by Section 5.1(b)(ii), (A) there are not issued or outstanding (1) any shares of capital stock or other voting or equity securities or interests of Rubicon Project, (2) any securities or interests of Rubicon Project or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of Rubicon Project or (3) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from Rubicon Project or any of its Subsidiaries (including any Subsidiary trust), or obligations of Rubicon Project or any of its Subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of Rubicon Project, and (B) there are no outstanding obligations of Rubicon Project or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of Rubicon Project.

(iii)               Except for the Rubicon Project Voting Agreement, there are no stockholder agreements or voting trusts or other agreements or understandings to which Rubicon Project is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of Rubicon Project. Rubicon Project has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of Rubicon Project are held by any Subsidiary of Rubicon Project. Rubicon Project does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Rubicon Project on any matter.

(iv)               As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Rubicon Project or any of its Subsidiaries is subject, party or otherwise bound.

(d)          Subsidiaries.

(i)                 Except as would not reasonably be expected to be, individually and in the aggregate, material to Rubicon Project and its Subsidiaries, taken as a whole, all outstanding shares of capital stock or other voting or equity securities or interests of each such Subsidiary have been validly issued and are fully paid and nonassessable.

(ii)                Except as would not reasonably be expected to be, individually and in the aggregate, material to Rubicon Project and its Subsidiaries, taken as a whole, there are no outstanding (A) securities of Rubicon Project or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities or interests in any of its Subsidiaries or (B) warrants, calls, options or other rights to acquire from Rubicon Project or any of its Subsidiaries, or any obligation of Rubicon Project or any of its Subsidiaries to issue, any capital stock or other voting or equity securities or interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or voting or equity securities or interests in, any Subsidiary of Rubicon Project.

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(e)          SEC Documents; Financial Statements; Undisclosed Liabilities.

(i)                 Rubicon Project has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2017 (the “Rubicon Project SEC Documents”). As of their respective dates, the Rubicon Project SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Rubicon Project SEC Documents, and none of the Rubicon Project SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Rubicon Project SEC Documents, and, to the Knowledge of Rubicon Project, none of the Rubicon Project SEC Documents is the subject of any outstanding SEC comment or investigation. No Subsidiary of Rubicon Project is, or has since January 1, 2017 been, required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(ii)                The consolidated financial statements (including all related notes and schedules) of Rubicon Project and its Subsidiaries included in the Rubicon Project SEC Documents (the “Rubicon Project Financial Statements”) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Rubicon Project and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto). Since December 31, 2016, no independent public accounting firm of Telaria has resigned (or informed Telaria that it intends to resign) or been dismissed as independent public accountants of Telaria as a result of or in connection with any disagreements with Telaria on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iii)               Except (A) as reflected or reserved against in Rubicon Project’s unaudited balance sheet as of September 30, 2019 (or the notes thereto) included in Rubicon Project’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2019, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2019 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Rubicon Project nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Rubicon Project and its Subsidiaries (or in the notes thereto) that, individually and in the aggregate, would reasonably be expected to have a Material Adverse Effect on Rubicon Project.

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(iv)               Rubicon Project maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Rubicon Project’s properties or assets. Since January 1, 2017, none of Rubicon Project, Rubicon Project’s independent accountants, the Board of Directors of Rubicon Project or its audit committee has received any oral or written notification of any (1) “significant deficiency” in the internal controls over financial reporting of Rubicon Project, (2) “material weakness” in the internal controls over financial reporting of Rubicon Project or (3) fraud, whether or not material, that involves management or other employees of Rubicon Project who have a significant role in the internal controls over financial reporting of Rubicon Project.

(v)                The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Rubicon Project are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Rubicon Project in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Rubicon Project, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Rubicon Project to make the certifications required under the Exchange Act with respect to such reports.

(vi)                Neither Rubicon Project nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Rubicon Project and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Rubicon Project or any of its Subsidiaries in Rubicon Project’s or such Subsidiary’s published financial statements or other Rubicon Project SEC Documents.

(f)           Information Supplied.

(i)                 None of the information supplied or to be supplied by Rubicon Project for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Rubicon Project’s stockholders or at the time of the Rubicon Project Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Rubicon Project with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Telaria for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

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(g)          Absence of Certain Changes or Events.

(i)                 From September 30, 2019, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the businesses of Rubicon Project and its Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii)               Since September 30, 2019, there have been no Changes that, individually and in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Rubicon Project.

(h)          Compliance with Applicable Laws; Outstanding Orders. Rubicon Project and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Rubicon Project and its Subsidiaries (the “Rubicon Project Permits”), and all such Rubicon Project Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project. Rubicon Project and its Subsidiaries are in compliance with the terms of the Rubicon Project Permits and all Applicable Laws relating to Rubicon Project and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Rubicon Project Permits or Applicable Laws, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project. Neither Rubicon Project nor any of its Subsidiaries is subject to any outstanding order, injunction or decree of a Governmental Entity that, individually and in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Rubicon Project or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby. Neither Rubicon Project nor its Subsidiaries is in material violation of any outstanding order, injunction or decree of a Governmental Entity to which it is subject.

(i)           Anti-Corruption Laws. Except as, individually and in the aggregate, would not reasonably be expected to be material to Rubicon Project and its Subsidiaries, taken as a whole, (i) since January 1, 2017, none of Rubicon Project or its Subsidiaries, nor, to the Knowledge of Rubicon Project, any director, officer, employee or agent of Rubicon Project, has directly or indirectly made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, (ii) to the Knowledge of Rubicon Project, as of the date of this Agreement, neither Rubicon Project nor any of its Subsidiaries is under internal or Governmental Entity investigation for any material violation of any Anti-Corruption Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) Rubicon Project and its Subsidiaries maintain an adequate system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and prevent and detect violations of the Anti-Corruption Laws, and (iv) since January 1, 2017, neither Rubicon Project nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

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(j)           International Trade Laws. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project, (i) since January 1, 2017, Rubicon Project and its Subsidiaries have been in compliance with all applicable International Trade Laws, (ii) to the Knowledge of Rubicon Project, as of the date of this Agreement, neither Rubicon Project nor any of its Subsidiaries is under internal or Governmental Entity investigation for any material violation of any International Trade Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any International Trade Laws; (iii) since January 1, 2017 to the date of this Agreement, neither Rubicon Project nor any of its Subsidiaries has received written notice from any Governmental Entity alleging any breach, violation, or conflict with respect to any governmental authorization under International Trade Laws, the substance of which has not been resolved; and (iv) since January 1, 2017, neither Rubicon Project nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged potential violation or liability arising under or relating to any International Trade Laws. Neither Rubicon Project nor any of its Subsidiaries, and to the Knowledge of Rubicon Project, no director, officer or employee thereof, (A) is a Sanctioned Person or (B) as of the date of this Agreement, has pending or, to the Knowledge of Rubicon Project, threatened claims against it, him or her with respect to applicable International Trade Laws.

(k)          Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Rubicon Project, threatened in writing against or affecting Rubicon Project or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity, except as, individually and in the aggregate, would not reasonably be expected to (i) have a Material Adverse Effect on Rubicon Project or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(l)           Benefit Plans.

(i)                 With respect to each material Rubicon Project Benefit Plan, Rubicon Project has made available, upon request, to Telaria complete and accurate copies of (A) such Rubicon Project Benefit Plan and, to the extent applicable, the most recent summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, and (C) the most recently received IRS determination letter or opinion letter, if applicable.

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(ii)                Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project, (A) each of the Rubicon Project Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no Rubicon Project Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Rubicon Project or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law, (C) all contributions or other amounts payable by Rubicon Project or its Subsidiaries as of the Effective Time pursuant to each Rubicon Project Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither Rubicon Project nor any of its Subsidiaries has engaged in a transaction in connection with which Rubicon Project or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the Knowledge of Rubicon Project, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Rubicon Project Benefit Plans or any trusts related thereto.

(iii)               Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project, none of Rubicon Project, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, is obligated to contribute to, or has any liability with respect to, or within the six (6) years preceding the date of this Agreement has maintained, contributed to, or was obligated to contribute to, a Multiple Employer Plan, and none of Rubicon Project, any of its Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv)               Each of the Rubicon Project Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the Knowledge of Rubicon Project, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v)                None of Rubicon Project, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is obligated to contribute to, or has any liability with respect to, or within the six (6) years preceding the date of this Agreement has sponsored, maintained, contributed to, or was obligated to contribute to any Multiemployer Plan or any Rubicon Project Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Rubicon Project Title IV Plan”).

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(vi)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (A) the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee or director of Rubicon Project or any of its Subsidiaries or (B) result in any limitation on the right of Rubicon Project or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Rubicon Project Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or that could become payable (whether in cash, in property, or in the form of benefits) by Rubicon Project or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will or can reasonably be expected to result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(vii)              No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Rubicon Project or any of its Subsidiaries in the event of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii)             Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project, all Rubicon Project Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(m)         Labor and Employment Matters. No employee of Rubicon Project or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement and, to the Knowledge of Rubicon Project, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Rubicon Project or any of its Subsidiaries. Except for matters that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project, (i) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) pending or, to the Knowledge of Rubicon Project, threatened in writing, strikes, work stoppages, slowdowns or lockouts with respect to any employees of Rubicon Project or any of its Subsidiaries, and (ii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Rubicon Project, threatened in writing against Rubicon Project or any of its Subsidiaries. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project, neither Rubicon Project nor any of its Subsidiaries has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Rubicon Project or any of its Subsidiaries and, to the Knowledge of Rubicon Project, no such investigation is in progress. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project, Rubicon Project and its Subsidiaries have been in compliance with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. During the preceding three years, (i) neither Rubicon Project nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Rubicon Project or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Rubicon Project nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Within the three (3)-year period preceding the date of this Agreement, there has been no written or, to the Knowledge of Rubicon Project, oral claim (internally or otherwise) by any current or former employee or any current or former independent contractor of Rubicon Project or any of its Subsidiaries, or by any applicant for employment with Rubicon Project or its Subsidiaries, that an officer, director, or senior management employee of Rubicon Project or its Subsidiaries has engaged in sexual harassment or similar misconduct. Neither Rubicon Project nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any officer, director or senior management employee of such entity.

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(n)          Taxes. Except as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect on Rubicon Project:

(i)                 (A) All Tax Returns required to be filed by Rubicon Project and/or any of its Subsidiaries have been timely filed (taking into account extensions), (B) all such Tax Returns are true, complete and correct in all respects and (C) all Taxes required to be paid (including Taxes required to be withheld from payments to employees, creditors, shareholders or other third parties) by Rubicon Project and/or any of its Subsidiaries have been paid in full, in each of clauses (A) through (C), except to the extent adequate reserves, in accordance with GAAP, are reflected in the Rubicon Project Financial Statements.

(ii)                 There is not in force any written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Rubicon Project or any of its Subsidiaries.

(iii)               (A) No audits or other administrative proceedings or proceedings before any Taxing Authority are pending or threatened in writing with regard to any Taxes or Tax Return of Rubicon Project or any of its Subsidiaries, and (B) no Taxing Authority is asserting any claim, assessment or deficiency for Taxes of Rubicon Project or any of its Subsidiaries, except for any such claim, assessment or deficiency for which adequate reserves, in accordance with GAAP, are reflected in the Rubicon Project Financial Statements.

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(iv)               Neither Rubicon Project nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Rubicon Project and/or any of its Subsidiaries or (y) customary provisions in commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), (B) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Rubicon Project or any of its Subsidiaries), or (C) is bound by a closing agreement pursuant to Section 7121 of the Code or other agreement with any Taxing Authority that would require an adjustment to a Tax Return to be filed after the date hereof.

(v)                None of the assets of Rubicon Project or any of its Subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi)               Within the past two years, neither Rubicon Project nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intending to qualify for tax-free treatment under Section 355 of the Code.

(vii)              Neither Rubicon Project nor any of its Subsidiaries has taken or agreed to take any action or knows of the existence of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (A) the Merger from qualifying for its Intended Tax-Free Treatment or (B) Rubicon Project from obtaining the Merger Tax Opinion.

(viii)             Neither Rubicon Project nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar transaction under any similar provision of state, local or foreign Applicable Law).

(ix)                Neither Rubicon Project nor any of its Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Applicable Law) by reason of a change in accounting method or otherwise that would require an adjustment to a Tax Return to be filed after the date hereof.

(x)                 Neither Rubicon Project nor any of its Subsidiaries is, was or will be required to include any amount in income for a taxable year ending after December 31, 2017 as a result of the application of Section 965 of the Code. With respect to any amounts that Rubicon Project or any of its Subsidiaries, as applicable, are required to include in income as a result of the application of Section 965 of the Code (or any similar or analogous provision of state or local Applicable Law), Rubicon Project and its Subsidiaries, as applicable, (A) have timely made a valid election under Section 965(h)(1) of the Code (or any similar or analogous provision of state or local Applicable Law) and (B) have timely paid in full each installment payment that is required to be paid on or before the Closing Date pursuant to Section 965(h)(2) of the Code (or any similar or analogous provision of state or local Applicable Law).

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(o)          Intellectual Property. No claims are pending or, to the Knowledge of Rubicon Project, threatened in writing challenging the ownership, use, validity or enforceability of any Intellectual Property rights of Rubicon Project or any of its Subsidiaries. Except as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect on Rubicon Project, (i) to the Knowledge of Rubicon Project, Rubicon Project and its Subsidiaries own, free and clear of all Liens (except Permitted Liens), or have been granted an enforceable right to use, all Intellectual Property used in, and necessary for, the conduct of their businesses, as currently conducted, (ii) to the Knowledge of Rubicon Project, the conduct of Rubicon Project’s and its Subsidiaries’ businesses does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any of the Intellectual Property rights of any third party, (iii) the execution and delivery by Rubicon Project of this Agreement, and the consummation of the transactions contemplated hereby, will not (x) result in Rubicon Project or any of its Subsidiaries being obligated to pay any royalties or other amounts to any third party at a rate in excess of that which is payable by Rubicon Project or such Subsidiary prior to the Closing Date or (y) give rise to any right of any third party to terminate or otherwise modify any of Rubicon Project’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under material Intellectual Property is granted to or by Rubicon Project or any of its Subsidiaries, (iv) to the Knowledge of Rubicon Project, no third party is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property rights owned by Rubicon Project or any of its Subsidiaries, (v) Rubicon Project and its Subsidiaries take and have taken reasonable measures to protect the confidentiality of material trade secrets and other material confidential information owned by or provided to them under conditions of confidentiality, including requiring all Persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, and (vi) to the Knowledge of Rubicon Project, there has been no unauthorized disclosure of any such trade secrets or confidential information of or relating to Rubicon Project or any of its Subsidiaries to any Person.

(p)          Information Technology; Data Protection. The IT Assets of Rubicon Project and its Subsidiaries are adequate for the conduct of their respective businesses as currently conducted. Since January 1, 2017, to the Knowledge of Rubicon Project, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets of Rubicon Project or its Subsidiaries or any other Persons to the extent used by or on behalf of Rubicon Project or its Subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby), in each case, except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project, Rubicon Project and its Subsidiaries (A) are and have been since January 1, 2017 in compliance with all Applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage. To the Knowledge of Rubicon Project, since January 1, 2017, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of Rubicon Project or any of its Subsidiaries, in each case, except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project.

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(q)          Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither Rubicon Project nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Rubicon Project Benefit Plan (all contracts of the types described in the following clauses (i) through (xiv), collectively, the “Rubicon Project Material Contracts”):

(i)                 that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                that contains any non-competition provision or other agreement or obligation that materially restricts the manner in which the businesses of Rubicon Project and its Subsidiaries is conducted (other than standard employee non-solicitation restrictions) or, after the Effective Time, would materially restrict the ability of Rubicon Project or any of its Subsidiaries to engage in any line of business or in any geographic region;

(iii)               that is material and obligates Rubicon Project or any of its Subsidiaries, or will obligate Rubicon Project or any of its Subsidiaries after the Effective Time, to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions (other than such contracts which are terminable by Rubicon Project or any of its Subsidiaries on ninety (90) days’ or less notice without any required material payment or penalty or other material conditions, other than the condition of notice);

(iv)               (A) that is an indenture, credit agreement, loan agreement security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of Rubicon Project or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, in each case, other than (x) accounts receivables and payables, (y) loans to direct or indirect wholly-owned Subsidiaries of Rubicon Project and (z) advances to employees for travel and business expenses, in each case of clauses (x)-(z), in the ordinary course of business or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Rubicon Project or any of its Subsidiaries of, or any similar commitment by Rubicon Project or any of its Subsidiaries, which respect to, the obligations, liabilities or indebtedness of any other Person;

(v)                for any joint venture, partnership or similar arrangement, in each case, that is material to Rubicon Project and its Subsidiaries, taken as a whole;

(vi)               that is a consulting agreement or data processing, software programming, software licensing, brand safety, media procurement, exchange, data provider or data owner contract, including any contract with a demand side platform, supply side platform, exchange, data management platform or other ad tech service provider, in each case involving the net payment or receipt by Rubicon Project or its Subsidiaries of more than $500,000 per annum;

(vii)              that is an agreement with any publisher or other seller under which Rubicon Project or its Subsidiaries receive fees of more than $500,000 per annum;

(viii)             pursuant to which Rubicon Project or any of its Subsidiaries receives from any third party a license or similar right to any Intellectual Property that is material to Rubicon Project and its Subsidiaries, taken as a whole, other than licenses with respect to software that is generally commercially available;

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(ix)                that is a (A) settlement agreement or (B) consent or similar agreement with a Governmental Entity, in each case that contains any material continuing obligations of Rubicon Project or any of its Subsidiaries (other than non-disclosure obligations); or

(x)                 that relates to the acquisition or disposition of any Person, business or asset (other than the acquisition of equipment or products in the ordinary course of business) and under which Rubicon Project or its Subsidiaries have (A) a material continuing indemnification obligation or (B) material “earn-out” or similar contingent payment obligations;

(xi)                that is a collective bargaining agreement or contract with any labor union providing for benefits under any Rubicon Project Benefit Plan;

(xii)               that provides for payment obligations (other than with respect to pass-through advertising spend) by Rubicon Project or any of its Subsidiaries in any twelve (12) month period of $1,000,000 (other than any such contracts which are terminable by Rubicon Project or any of its Subsidiaries on ninety (90) days’ or less notice without any required material payment or penalty or other material conditions, other than the condition of notice) and is not otherwise disclosed pursuant to clauses (i) through (xi) above, inclusive;

(xiii)              between Rubicon Project or any of its Subsidiaries, on the one hand, and any Affiliate of Rubicon Project (other than its Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC; or

(xiv)              the termination of which would be reasonably expected to have a Material Adverse Effect on Rubicon Project and is not disclosed pursuant to clauses (i) through (xiii) above, inclusive.

Each Rubicon Project Material Contract is valid and binding on Telaria (or, to the extent a Subsidiary of Rubicon Project is a party, such Subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Rubicon Project and each Subsidiary of Rubicon Project have performed all obligations required to be performed by them to date under each Rubicon Project Material Contract, except where such noncompliance, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project. Neither Rubicon Project nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default (nor, to the Knowledge of Rubicon Project, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Rubicon Project Material Contract, in each case that, individually and in the aggregate, would reasonably be expected to have a Material Adverse Effect on Rubicon Project. To the Knowledge of Rubicon Project, no other party to any Rubicon Project Material Contract is in breach of or default under the terms of any Rubicon Project Material Contract where such default would reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect on Rubicon Project.

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(r)           Environmental Protection. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project, (i) Rubicon Project and each of its Subsidiaries are and have been since January 1, 2017 in compliance with all applicable Environmental Laws, and neither Rubicon Project nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that Rubicon Project or any of its Subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) Rubicon Project and each of its Subsidiaries have obtained all Environmental Permits required or necessary for, pursuant to applicable Environmental Law, the construction and operation of their facilities and the conduct of their business and operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Rubicon Project and its Subsidiaries are and since January 1, 2017 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the Knowledge of Rubicon Project, threatened in writing against Rubicon Project or any of its Subsidiaries and (iv) there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Action under any Environmental Laws against Rubicon Project or any of its Subsidiaries, or for which Rubicon Project or any of its Subsidiaries has or may have retained or assumed liability, either contractually or by operation of law.

(s)          Real Property. Except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rubicon Project, (i) Rubicon Project and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (ii) there are no existing (or to the Knowledge of Rubicon Project, threatened in writing) condemnation proceedings with respect to any such real property and (iii) with respect to all such leased real property, Rubicon Project and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Rubicon Project nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(t)           Voting Requirements. The affirmative vote of a majority of the votes cast by holders of outstanding shares of Rubicon Project Common Stock entitled to vote thereon (the “Rubicon Project Stockholder Approval”) is necessary to approve the Rubicon Project Share Issuance. Other than the vote of the sole stockholder of Merger Sub contemplated by Section 6.15, the Rubicon Project Stockholder Approval is the only vote of holders of any securities of Rubicon Project or Merger Sub necessary to approve the transactions contemplated by this Agreement.

(u)          Opinion of Financial Advisor. The Board of Directors of Rubicon Project has received the opinion of its financial advisor, Needham & Company, LLC (the “Rubicon Project Financial Advisor”) to the effect that, as of the date of such opinion, upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair from a financial point of view to Rubicon Project (it being agreed that such opinion is for the benefit of the Board of Directors of Rubicon Project and, for the avoidance of doubt, may not be relied upon by Telaria or any of its Affiliates).

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(v)          Brokers. Except for fees payable to the Rubicon Project Financial Advisor and the advisors set forth on Section 4.2(v) of the Rubicon Project Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Rubicon Project.

(w)         Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, (i) owned directly or indirectly, by Rubicon Project, and (ii) treated, for U.S. federal income Tax purposes, as a direct wholly owned Subsidiary of Rubicon Project. Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Telaria, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except for the Enforceability Exceptions.

(x)          No Other Representations.

(i)                 Except for the representations and warranties made in this Section 4.2 or any certificate delivered pursuant to this Agreement, neither Rubicon Project nor Merger Sub or any other Person makes any express or implied representation or warranty with respect to Rubicon Project or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Rubicon Project and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.2 or any certificate delivered pursuant to this Agreement, neither Rubicon Project nor Merger Sub or any other Person makes or has made any representation or warranty to Telaria or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or similar prospective information relating to Rubicon Project or any of its Subsidiaries or their respective businesses or (B) except for the representations and warranties made in this Section 4.2 or any certificate delivered pursuant to this Agreement, any oral or written information presented or made available (including in any “data room”) to Telaria or any of its Affiliates or representatives in the course of their due diligence investigation of Rubicon Project or Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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(ii)                Notwithstanding anything contained in this Agreement to the contrary, Rubicon Project and Merger Sub acknowledge and agree that neither Telaria nor any other Person has made or is making, and Rubicon Project and Merger Sub expressly disclaim reliance upon, any representations, warranties or statements relating to Telaria or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Telaria in Section 4.1 or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Telaria furnished or made available to Rubicon Project or Merger Sub or any of their representatives. Without limiting the generality of the foregoing, Rubicon Project and Merger Sub acknowledge that, except as expressly provided in Section 4.1 or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or similar prospective information that may have been made available to Rubicon Project, Merger Sub or any of their representatives.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.          Conduct of Business.

(a)          Conduct of Business by Telaria. Except for matters set forth in Section 5.1(a) of the Telaria Disclosure Letter, as required by Applicable Law, as otherwise contemplated by this Agreement or as consented to by Rubicon Project in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Telaria (x) shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, (1) carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (2)  maintain and preserve intact their respective business organizations, employees and advantageous business relationships and (y) shall not, and shall not permit any of its Subsidiaries to:

(i)                 (A) other than dividends and distributions by a direct or indirect Subsidiary of Telaria to Telaria or one of its Subsidiaries, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Telaria or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares upon the, exercise, vesting or settlement of a Telaria Equity Award outstanding on the date of this Agreement in accordance with its present terms or granted after the date of this Agreement to the extent permitted by Section 5.1(a)(ii)(C)), in the case of each of clauses (B) and (C), other than, solely with respect to the capital stock or other securities of Telaria’s wholly owned Subsidiaries, actions or transactions solely between Telaria and its wholly owned Subsidiaries, or among Telaria’s wholly owned Subsidiaries;

(ii)                 issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the exercise or settlement of Telaria Equity Awards outstanding as of the date of this Agreement in accordance with their present terms or granted after the date of this Agreement to the extent permitted by Section 5.1(a)(ii)(C), (B) as required by any Telaria Benefit Plan in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement, (C) the grant of Telaria Equity Awards in the ordinary course of business consistent with past practice subject to the limitations set forth on Section 5.1(a)(ii) of the Telaria Disclosure Letter and (D) solely with respect to the capital stock or other securities of Telaria’s wholly owned Subsidiaries, transactions solely between Telaria and its wholly owned Subsidiaries, or among Telaria’s wholly owned Subsidiaries);

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(iii)               other than in the ordinary course of business consistent with past practice, (A) amend or waive any material provision of, renew or terminate any Telaria Material Contract or (B) enter into any contract that would have been a Telaria Material Contract had it been in effect as of the date of this Agreement;

(iv)               (A) acquire any equity interests in, or make any investment in or any capital contribution to, any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire any material assets, other than in the ordinary course of business, except, in the case of each of clauses (A) and (B), (1) for transactions solely between Telaria and its Subsidiaries, or among Telaria’s Subsidiaries or (2) pursuant to any agreement in effect on the date hereof and made available to Rubicon Project prior to the date hereof;

(v)                transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse or otherwise dispose of any material assets, other than in the ordinary course of business, except (A) for transactions solely between Telaria and its Subsidiaries, or among Telaria’s Subsidiaries or (B) pursuant to any agreement in effect on the date hereof and made available to Rubicon Project prior to the date hereof;

(vi)               create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (A) for any inter-company indebtedness solely between Telaria and its Subsidiaries, or among Telaria’s Subsidiaries, or (B) performance guarantees by Telaria or any of its Subsidiaries of contracts or obligations of Telaria or any of its Subsidiaries entered into in the ordinary course of business, which, in the case of each of clauses (A) and (B) do not prohibit or limit the transactions contemplated by this Agreement and do not include any termination, default or payment related to the transactions contemplated by this Agreement;

(vii)             other than any Action with respect to Taxes (which shall be governed by Section 5.1(a)(viii)), waive, release, assign, settle or compromise any pending or threatened Action against Telaria or any of its Subsidiaries, other than settlements of any pending or threatened Action (A) with respect to which there is a specific reserve in the balance sheet (or the notes thereto) of Telaria as of September 30, 2019 included in the Telaria SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that would be expected to be paid or reimbursed under insurance policies or for which Telaria or any of its Subsidiaries is entitled to indemnification or contribution) or (B) that do not involve payment by Telaria or its Subsidiaries of more than $250,000 individually and in the aggregate (excluding any amount that would be expected to be paid or reimbursed under insurance policies or for which Telaria or any of its Subsidiaries is entitled to indemnification or contribution); provided that no settlement of any pending or threatened Action may: (1) involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of Telaria or its Subsidiaries, (2) involve any admission of wrongdoing by Telaria or its Subsidiaries, (3) involve the grant of any license, cross-license or similar arrangement by Telaria or any of its Subsidiaries with respect to any material Intellectual Property owned by or licensed to Telaria or any of its Subsidiaries or (4) impose any restrictions on the use by Telaria or any of its Subsidiaries of any material Intellectual Property owned by or licensed to Telaria or any of its Subsidiaries;

(viii)        (A) make, change or revoke any material Tax election, other than in the ordinary course of business, consistent with past practice, or (B) extend the statute of limitations with respect to any Tax matter, (C) amend any Tax Return or (D) settle, compromise, or abandon any material Tax claims or liabilities if such settlement, compromise, or abandonment involves the payment or surrender by Telaria or its Subsidiaries of an amount in excess of the amount accrued or reserved, as applicable, therefor in the most recent balance sheet included in the Telaria Financial Statements;

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(ix)                except as required by any Applicable Law or Telaria Benefit Plan as in effect on the date of this Agreement, (A) increase the compensation or benefits of any current or former officer, director or other employee, other than (1) increases made in the ordinary course of business consistent with past practice to employees whose annual base salary or wages is less than $200,000 or (2) by reason of the payment, in the ordinary course of business consistent with past practice, of incentive compensation for completed performance periods consistent with past practice and the applicable Telaria Benefit Plan, (B) enter into, adopt, amend, or modify any Telaria Benefit Plan, other than (1) new employment agreements and offer letters with employees below the level of Vice President entered into in the ordinary course of business consistent with past practice which do not provide for severance or change in control benefits or (2) any ordinary course amendment or modification that does not result in an enhancement of the compensation or benefits due under the applicable Telaria Benefit Plan as in effect on the date hereof, (C) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director or other employee, (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (E) grant or pay to any current or former officer, director or other employee any right to receive any severance, change in control, retention, termination or similar compensation or benefits or any increases therein, other than any such payment payable pursuant to the terms of a Telaria Benefit Plan in effect as of the date hereof and those retention arrangements set forth in Section 5.1(a)(ix) of the Telaria Disclosure Letter;

(x)                 hire employees at the Vice President level or higher or terminate any employees of Telaria or its Subsidiaries with a level of Vice President or higher other than for cause or poor performance implemented in accordance with Telaria’s standard employee discipline procedures;

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(xi)                change any of its material financial accounting policies or procedures currently in effect, except (A) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(xii)               make any payment of, commitment for or accrual of any capital expenditure in a manner not reflected in the capital budget of Telaria and its Subsidiaries for the period from the date of this Agreement through December 31, 2020 and made available to Rubicon Project prior to the date hereof;

(xiii)              (A) amend the Certificate of Incorporation of Telaria or Bylaws of Telaria or (B) merge or consolidate with any Person (other than any merger or consolidation involving only Telaria’s direct and indirect Subsidiaries) or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(xiv)             take any action that would, or would reasonably be expected to, prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xv)              authorize, or commit or agree to take, any of the foregoing actions.

(b)         Conduct of Business by Rubicon Project. Except for matters set forth in Section 5.1(b) of the Rubicon Project Disclosure Letter, as required by Applicable Law, as contemplated by this Agreement, or as otherwise consented to by Telaria in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Rubicon Project (x) shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, (1) carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (2) maintain and preserve intact their respective business organizations, employees and advantageous business relationships and (y) shall not, and shall not permit any of its Subsidiaries to:

(i)                 (A) other than dividends and distributions by a direct or indirect Subsidiary of Rubicon Project to Rubicon Project or one of its Subsidiaries, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Rubicon Project or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares upon the exercise, vesting or settlement of a Rubicon Project Equity Award outstanding on the date of this Agreement in accordance with its present terms or granted after the date of this Agreement to the extent permitted by Section 5.1(b)(ii)(C)), in the case of each of clauses (B) and (C), other than, solely with respect to the capital stock or other securities of Rubicon Project’s wholly owned Subsidiaries, actions or transactions solely between Rubicon Project and its wholly owned Subsidiaries, or among Rubicon Project’s wholly owned Subsidiaries;

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(ii)                issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the exercise or settlement of Rubicon Project Equity Awards outstanding as of the date of this Agreement in accordance with their present terms or granted after the date of this Agreement to the extent permitted by Section 5.1(b)(ii)(C), (B) as required by any Rubicon Project Benefit Plan in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement, (C) the grant of Rubicon Project Equity Awards in the ordinary course of business consistent with past practice subject to the limitations set forth on Section 5.1(b)(ii) of the Rubicon Project Disclosure Letter, and (D) solely with respect to the capital stock or other securities of Rubicon Project’s wholly owned Subsidiaries, transactions solely between Rubicon Project and its wholly owned Subsidiaries, or among Rubicon Project’s wholly owned Subsidiaries);

(iii)               other than in the ordinary course of business consistent with past practice, (A) amend or waive any material provision of, renew or terminate any Rubicon Project Material Contract or (B) enter into any contract that would have been a Rubicon Project Material Contract had it been in effect as of the date of this Agreement;

(iv)              (A) acquire any equity interests in, or make any investment in or any capital contribution to, any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire any material assets, other than in the ordinary course of business, except, in the case of each of clauses (A) and (B), (1) for transactions solely between Rubicon Project and its Subsidiaries, or among Rubicon Project’s Subsidiaries or (2) pursuant to any agreement in effect on the date hereof and made available to Telaria prior to the date hereof;

(v)               transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse or otherwise dispose of any material assets, other than in the ordinary course of business, except (A) for transactions solely between Rubicon Project and its Subsidiaries, or among Rubicon Project’s Subsidiaries or (B) pursuant to any agreement in effect on the date hereof and made available to Telaria prior to the date hereof;

(vi)               create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (A) for any inter-company indebtedness solely between Rubicon Project and its Subsidiaries, or among Rubicon Project’s Subsidiaries, or (B) guarantees by Rubicon Project of indebtedness for borrowed money of its Subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(b)(vi), or performance guarantees by Rubicon Project or any of its Subsidiaries of contracts or obligations of Rubicon Project or any of its Subsidiaries entered into in the ordinary course of business, which, in the case of each of clauses (A) and (B) do not prohibit or limit the transactions contemplated by this Agreement and do not include any termination, default or payment related to the transactions contemplated by this Agreement;

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(vii)              other than any Action with respect to Taxes (which shall be governed by Section 5.1(b)(viii)), waive, release, assign, settle or compromise any pending or threatened Action against Rubicon Project or any of its Subsidiaries, other than settlements of any pending or threatened Action (A) with respect to which there is a specific reserve in the balance sheet (or the notes thereto) of Rubicon Project as of September 30, 2019 included in the Rubicon Project SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that would be expected to be paid or reimbursed under insurance policies or for which Rubicon Project or any of its Subsidiaries is entitled to indemnification or contribution) or (B) that do not involve payment by Rubicon Project or its Subsidiaries of more than $250,000 individually and in the aggregate (excluding any amount that would be expected to be paid or reimbursed under insurance policies or for which Rubicon Project or any of its Subsidiaries is entitled to indemnification or contribution); provided that no settlement of any pending or threatened Action may: (1) involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of Rubicon Project or its Subsidiaries, (2) involve any admission of wrongdoing by Rubicon Project or its Subsidiaries, (3) involve the grant of any license, cross-license or similar arrangement by Rubicon Project or any of its Subsidiaries with respect to any material Intellectual Property owned by or licensed to Rubicon Project or any of its Subsidiaries or (4) impose any restrictions on the use by Rubicon Project or any of its Subsidiaries of any material Intellectual Property owned by or licensed to Rubicon Project or any of its Subsidiaries;

(viii)             (A) make, change or revoke any material Tax election, other than in the ordinary course of business, consistent with past practice, (B) extend the statute of limitations with respect to any Tax matter, (C) amend any Tax return or (D) settle, compromise, or abandon any material Tax claims or liabilities if such settlement, compromise, or abandonment involves the payment or surrender by Telaria or its Subsidiaries of an amount in excess of the amount accrued or reserved, as applicable, therefor in the most recent balance sheet included in the Rubicon Project Financial Statements;

(ix)               except as required by any Applicable Law or Rubicon Project Benefit Plan as in effect on the date of this Agreement, (A) increase the compensation or benefits of any current or former officer, director or other employee, other than (1) increases made in the ordinary course of business consistent with past practice to employees whose annual base salary or wages is less than $200,000 or (2) by reason of the payment, in the ordinary course of business consistent with past practice, of incentive compensation for completed performance periods consistent with past practice and the applicable Rubicon Project Benefit Plan, (B) enter into, adopt, amend, or modify any Rubicon Project Benefit Plan, other than (1) new employment agreements and offer letters with employees below the level of Vice President entered into in the ordinary course of business consistent with past practice which do not provide for severance or change in control benefits, or (2) any ordinary course amendment or modification that does not result in an enhancement of the compensation or benefits due under the applicable Rubicon Project Benefit Plan as in effect on the date hereof, (C) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director or other employee, (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (E) grant or pay to any current or former officer, director or other employee any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or any increases therein, other than any such payment payable pursuant to the terms of a Rubicon Project Benefit Plan in effect as of the date hereof and those retention arrangements set forth in Section 5.1(b)(ix) of the Rubicon Project Disclosure Letter;

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(x)                 hire employees at the Vice President level or higher or terminate any employees of Rubicon Project or its Subsidiaries with a level of Vice President or higher other than for cause or poor performance implemented in accordance with Rubicon Project’s standard employee discipline procedures;

(xi)                change any of its material financial accounting policies or procedures currently in effect, except (A) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(xii)               make any payment of, commitment for or accrual of any capital expenditure in any manner not reflected in the capital budget of Rubicon Project and its Subsidiaries for the period from the date of this Agreement through December 31, 2020 and made available to Telaria prior to the date hereof;

(xiii)              (A) amend the Certificate of Incorporation of Rubicon Project or Bylaws of Rubicon Project or (B) merge or consolidate with any Person (other than any merger or consolidation involving only Rubicon Project’s direct and indirect Subsidiaries) or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(xiv)              take any action that would, or would reasonably be expected to, prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xv)               authorize, or commit or agree to take, any of the foregoing actions.

(c)          No Right to Control or Direct Operations. Nothing contained in this Agreement is intended to give Rubicon Project or Merger Sub, directly or indirectly, the right to control or direct the operations of Telaria or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give Telaria, directly or indirectly, the right to control or direct the operations of Rubicon Project or its Subsidiaries prior to the Effective Time, in each case, in violation of Applicable Law, including the Antitrust Laws. Prior to the Effective Time, each of Rubicon Project, Merger Sub and Telaria shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

(d)          Other Actions. Except as required by Applicable Law during the period from the date of this Agreement to the Effective Time, neither Telaria nor Rubicon Project shall, nor shall either permit any of its Subsidiaries to, take any action with the intent of preventing or materially delaying the satisfaction of any of the conditions to the Merger set forth in Article VII.

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(e)          Financing Cooperation.

(i)             During the period from the date of this Agreement to the Effective Time, the parties hereto shall cooperate in good faith to implement any necessary, appropriate or desirable arrangements in connection with each party’s credit agreement or other documents governing or relating to indebtedness with respect to any financing matters in connection with the transactions contemplated by this Agreement.

(ii)             Telaria will use reasonable best efforts to deliver to Rubicon Project two (2) Business Days prior to the Effective Time an executed copy of a customary payoff letter from the administrative agent under the Telaria Credit Facility, in form and substance reasonably satisfactory to Rubicon Project relating to the repayment in full of all obligations thereunder and the termination of all commitments in connection therewith.

(iii)            The parties hereto acknowledge and agree that, prior to the Effective Time, it may be necessary for Rubicon Project and/or Telaria to enter into financing transactions (including the raising of new financing, the refinancing of existing indebtedness, the retirement of existing indebtedness and/or producing amendments, modifications or consents in relation to existing indebtedness) (any such financing transaction mutually agreed to by Rubicon Project and Telaria, a “Pre-Merger Financing Transaction”). In connection with any Pre-Merger Financing Transaction, each of Telaria (with respect to itself and its Subsidiaries) and Rubicon Project (with respect to itself and its Subsidiaries) agree, to the extent requested by the other, to cooperate with respect to, and use their reasonable best efforts to provide such information to the other as may be, necessary or desirable in connection with the structuring, marketing and execution of any Pre-Merger Financing Transaction, including (A) participating in meetings and due diligence sessions in connection with the Pre-Merger Financing Transaction, (B) assisting with the preparation of any portion of the disclosure in relation to the Pre-Merger Financing Transaction that relates to the Merger or the transactions contemplated by this Agreement (including any financial information and operational data) and (C) delivering, or procuring the delivery of, such information, certificates, comfort letters, representation letters and other documents as may be necessary or desirable by any party to any such Pre-Merger Financing Transaction.

(iv)           Notwithstanding anything to the contrary in this Section 5.1(e), neither Telaria nor Rubicon Project shall be required to disclose any information pursuant to this Section 5.1(e) to the extent that (A) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such information or (B) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided that, with respect to clauses (A) and (B) of this Section 5.1(e), Telaria or Rubicon Project, as applicable, shall use its commercially reasonable efforts to (1) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (2) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.

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Section 5.2.          No Solicitation by Telaria.

(a)         Telaria shall not, and shall cause its Subsidiaries and its and their officers and directors, and will use reasonable best efforts to cause its and its Subsidiaries other employees, investment bankers, financial advisors, attorneys, accountants and other representatives (each, a “Representative”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Telaria Alternative Transaction, or (ii) participate in any discussions or negotiations, or cooperate in any way with any Person (or group of Persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Telaria Alternative Transaction (except to notify a Person (or group of Persons) that makes any inquiry, offer or proposal of the existence of the provisions of this Section 5.2). Telaria shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing solicitation, discussions or negotiations with any Person conducted heretofore with respect to any Telaria Alternative Transaction, or any inquiry or proposal that could reasonably be expected to lead to a Telaria Alternative Transaction, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, if, at any time prior to obtaining the Telaria Stockholder Approval, Telaria or any of its Representatives receives a bona fide written proposal for a Telaria Alternative Transaction that did not result from a breach of this Section 5.2(a) and the Board of Directors of Telaria determines in good faith (after consultation with outside legal counsel and financial advisors) that any such proposal constitutes, or would reasonably be expected to result in, a Telaria Superior Proposal, subject to compliance with Section 5.2(c), Telaria and its Representatives may: (A) furnish information with respect to Telaria and its Subsidiaries to the Person (or group of Persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to Rubicon Project or is provided to Rubicon Project prior to or substantially concurrent with the time it is provided to such Person) pursuant to an agreement that requires any counterparty thereto (and any of its Affiliates and Representatives) that receives non-public information of, or with respect to, Telaria to keep such information confidential (provided, further, that the provisions contained therein (x) with respect to confidentiality and use are no less favorable to Telaria in the aggregate than the provisions of the confidentiality agreement, dated as of August 28, 2019, between Telaria and Rubicon Project (as amended, the “Confidentiality Agreement”) (it being understood that such agreement need not prohibit the making by such counterparty of any proposal in respect of a Telaria Alternative Transaction) and (y) do not prohibit Telaria from satisfying its obligations hereunder); and (B) participate in discussions or negotiations regarding such proposal with the Person (or group of Persons) making such proposal and its Representatives. For purposes of this Agreement, “Telaria Alternative Transaction” means any of (1) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Rubicon Project and its Subsidiaries (such Person (or group of Persons), a “Telaria Third Party”), or the direct or indirect stockholders of such Telaria Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Telaria Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% or more of the equity or voting power of Telaria (or the resulting company), (2) a merger, consolidation, share exchange or similar transaction pursuant to which any Telaria Third Party acquires or would acquire, directly or indirectly, assets or businesses of Telaria or any of its Subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Telaria and its Subsidiaries taken as a whole, (3) any transaction pursuant to which any Telaria Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Telaria and any entity surviving any merger or combination including any of them) of Telaria or any of its Subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Telaria and its Subsidiaries taken as a whole, or (4) any disposition of assets to a Telaria Third Party representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Telaria and its Subsidiaries, taken as a whole. For purposes of this Agreement, a “Telaria Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Telaria Third Party to enter into a Telaria Alternative Transaction (with all references to 20% in the definition of Telaria Alternative Transaction being treated as references to 50% for these purposes) that (A) was not solicited, initiated, knowingly encouraged or facilitated in violation of this Section 5.2(a), (B) is on terms that the Board of Directors of Telaria determines in good faith (after consultation with outside financial advisors and outside legal counsel) to be superior from a financial point of view to Telaria’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including financial, regulatory, legal and other aspects of such proposal, any changes to this Agreement that may be proposed by Rubicon Project in response to such proposal to enter into a Telaria Alternative Transaction and the identity of the Person making such proposal to enter into a Telaria Alternative Transaction), and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition. Telaria acknowledges and agrees that, in the event any Representative of Telaria or any of its Subsidiaries takes any action that if taken by Telaria would be a breach of this Section 5.2(a), the taking of such action by such Representative will be deemed to constitute a breach of this Agreement by Telaria.

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(b)               Except as permitted by this Section 5.2(b) or Section 5.2(d), neither the Board of Directors of Telaria nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in each case in a manner adverse to Rubicon Project, the Telaria Board Recommendation, (ii) approve, or propose publicly to approve, any Telaria Alternative Transaction, (iii) recommend, or propose publicly to recommend, any Telaria Alternative Transaction, (iv) fail to include in the Joint Proxy Statement the Telaria Board Recommendation, (v) fail to publicly and without qualification recommend against a tender or exchange offer relating to shares of Telaria Common Stock within ten (10) Business Days after the commencement thereof (or, if earlier, at least two (2) Business Days prior to the Telaria Stockholders Meeting) or (vi) fail to publicly reaffirm without qualification the Telaria Board Recommendation within ten (10) Business Days of Rubicon Project’s written request to do so (or, if earlier, at least two (2) Business Days prior to the Telaria Stockholders’ Meeting) following the public announcement of any Telaria Alternative Transaction; provided, that Rubicon Project shall not be entitled to make such written request, and the Board of Directors of Telaria shall not be required to make such reaffirmation, more than once with respect to any particular Telaria Alternative Transaction unless the proposal in respect of such Telaria Alternative Transaction is subsequently publicly modified in any material respect in which case Rubicon Project may make such request once each time such modification is made (any action or failure to act in clauses (i) through (vi) being referred to as a “Telaria Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the Telaria Stockholder Approval, the Board of Directors of Telaria determines in good faith, after consultation with outside legal counsel, that it has received a Telaria Superior Proposal that was not solicited, initiated, knowingly encouraged or facilitated in violation of Section 5.2(a), the Board of Directors of Telaria may effect a Telaria Recommendation Change (other than under clause (ii) of this Section 5.2(b) if it would include entering into an agreement with respect to any Telaria Alternative Transaction) if, but only if, (A) the Board of Directors of Telaria determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) Telaria has notified Rubicon Project in writing that it intends to effect a Telaria Recommendation Change pursuant to this Section 5.2(b) (other than under clause (ii) of this Section 5.2(b) if it would include entering into an agreement with respect to any Telaria Alternative Transaction), (C) Telaria has provided Rubicon Project with, or publicly disclosed, a copy of the proposed definitive agreements and other proposed transaction documentation between Telaria and the Person making such Telaria Superior Proposal, and the identity of the Person making such Telaria Superior Proposal, (D) for a period of four (4) Business Days following the notice delivered pursuant to clause (B) of this Section 5.2(b), Telaria shall have discussed and negotiated in good faith and made Telaria’s Representatives available to discuss and negotiate in good faith (in each case to the extent Rubicon Project desires to negotiate) with Rubicon Project’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the Telaria Superior Proposal no longer constitutes a Telaria Superior Proposal (it being understood and agreed that Telaria shall provide written notice to Rubicon Project of any amendment to any material term or condition of any Telaria Superior Proposal and the time period set forth in this clause (D) shall be extended to the later to occur of (I) two (2) Business Days following delivery of such subsequent notice from Telaria to Rubicon Project and (II) the expiration of the original four (4)-Business Day period described in this clause (D)), and (E) no earlier than the end of such negotiation period, the Board of Directors of Telaria shall have determined in good faith, (x) after consultation with outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the Telaria Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes a Telaria Superior Proposal and (y) after consultation with outside legal counsel, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. Neither the Board of Directors of Telaria nor any committee thereof shall cause or permit Telaria or any of its controlled Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Telaria Alternative Transaction (other than a confidentiality agreement referred to in Section 5.2(a)).

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(c)               In addition to the obligations of Telaria set forth in Section 5.2(a) and Section 5.2(b), Telaria shall promptly, and in any event within twenty-four (24) hours of receipt thereof, advise Rubicon Project in writing of any request for information or proposal relating to a Telaria Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the Person making such request or proposal. Telaria shall (i) keep Rubicon Project reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (ii) provide to Rubicon Project as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials received from the Person making such request or proposal or any of its Representatives, in each case that describes or contains any such request or proposal.

(d)              Other than in connection with a Telaria Superior Proposal (which shall be subject to Section 5.2(b) and shall not be subject to this Section 5.2(d)), prior to obtaining the Telaria Stockholder Approval, the Board of Directors of Telaria may, in response to a Telaria Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 5.2(b) in the event that the Board of Directors of Telaria determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law if, but only if, (i) Telaria has notified Rubicon Project in writing that it intends to effect a Telaria Recommendation Change (under clauses (i) or (iii) of Section 5.2(b)) pursuant to this Section 5.2(d) (which notice shall specify the facts and circumstances providing the basis of the Telaria Intervening Event and for the determination by the Board of Directors of Telaria to effect a Telaria Recommendation Change under clauses (i) or (iii) of Section 5.2(b) in reasonable detail), (ii) for a period of four (4) Business Days following the notice delivered pursuant to clause (i) of this Section 5.2(d), Telaria shall have discussed and negotiated in good faith and made Telaria’s Representatives available to discuss and negotiate in good faith (in each case to the extent Rubicon Project desires to negotiate) with Rubicon Project’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of Telaria (it being understood and agreed that Telaria shall provide Rubicon Project with written notice of any material change to the relevant facts and circumstances and the time period set forth in this clause (ii) shall be extended to the later to occur of (A) two (2) Business Days following delivery of such subsequent notice from Telaria to Rubicon Project and (B) the expiration of the original four (4)-Business Day period described above in this clause (ii)), and (iii) no earlier than the end of such negotiation period, the Board of Directors of Telaria shall have determined in good faith, after consultation with outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. The term “Telaria Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to any of the directors or officers of Telaria on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of Telaria as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of Telaria prior to the Telaria Stockholder Approval; provided, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Telaria Alternative Transaction constitute a Telaria Intervening Event; provided further, in no event shall any of the following, either alone or in combination, constitute a Telaria Intervening Event: (1) any change in and of itself in the market price or trading volume of the securities of Rubicon Project or Telaria (it being understood that the facts or occurrences giving rise or contributing to such change may constitute or be taken into account in determining whether there has been a Telaria Intervening Event), (2) any Change affecting general business, economic or political conditions, the industries or segments thereof in which Telaria operates, or the financial, credit or securities markets of the United States or in any other country in the world; (3) Changes arising out of or attributable to changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or Applicable Law or the interpretation or enforcement thereof; (4) Changes arising out of or attributable to the announcement of the execution of this Agreement or the identity of Rubicon Project; (5) the status of the Merger under the HSR Act; or (6) meeting or exceeding, or failing to meet or exceed, any internal or other or published projections, forecasts, estimates or predictions in and of itself (it being understood that the facts or occurrences giving rise or contributing to Telaria meeting or exceeding, or failing to meet or exceed, such projections, forecasts, estimates or predictions may constitute or be taken into account in determining whether there has been a Telaria Intervening Event).

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(e)          Nothing contained in this Section 5.2 shall prohibit Telaria from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders that the Board of Directors of Telaria determines in good faith (after consultation with its outside legal counsel) that the failure to make would be inconsistent with its fiduciary duties under Applicable Law; provided, however, that any such disclosure or statement that constitutes or contains a Telaria Recommendation Change shall be subject to the provisions of Section 5.2(b) (it being agreed that (x) any disclosure made in accordance with the rules set forth in clause (i) of this Section 5.2(e), in and of itself, shall not be deemed to constitute a Telaria Recommendation Change and (y) any public disclosure of or communication relating to a Telaria Alternative Transaction (but solely to the extent such disclosure or communication is required to be made by Applicable Law), in and of itself, shall not be deemed to constitute a Telaria Recommendation Change so long as any such disclosure or communication includes an express reaffirmation of the Telaria Board Recommendation).

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Section 5.3.          No Solicitation by Rubicon Project.

(a)          Rubicon Project shall not, and shall cause its Subsidiaries and its and their officers and directors, and will use reasonable best efforts to cause its and its Subsidiaries’ other employees and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Rubicon Project Alternative Transaction or (ii) participate in any discussions or negotiations, or cooperate in any way with any Person (or group of Persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Rubicon Project Alternative Transaction (except to notify a Person (or group of Persons) that makes any inquiry, offer or proposal of the existence of the provisions of this Section 5.3). Rubicon Project shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing solicitation, discussions or negotiations with any Person conducted heretofore with respect to any Rubicon Project Alternative Transaction, or any inquiry or proposal that could reasonably be expected to lead to a Rubicon Project Alternative Transaction, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, if, at any time prior to obtaining the Rubicon Project Stockholder Approval, Rubicon Project or any of its Representatives receives a bona fide written proposal for a Rubicon Project Alternative Transaction that did not result from a breach of this Section 5.3(a) and the Board of Directors of Rubicon Project determines in good faith (after consultation with outside legal counsel and financial advisors) that any such proposal constitutes, or would reasonably be expected to result in, a Rubicon Project Superior Proposal, subject to Section 5.3(c), Rubicon Project and its Representatives may: (A) furnish information with respect to Telaria and its Subsidiaries to the Person (or group of Persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to Rubicon Project or is provided to Rubicon Project prior to or substantially concurrent with the time it is provided to such Person) pursuant to a confidentiality agreement that requires any counterparty thereto (and any of its Affiliates and Representatives) that receive non-public information of, or with respect to, Rubicon Project to keep such information confidential (provided, further, that the provisions contained therein (x) with respect to confidentiality and use are no less favorable to Rubicon Project in the aggregate than the provisions of the Confidentiality Agreement and (y) do not prohibit Rubicon Project from satisfying its obligations hereunder); and (B) participate in discussions or negotiations regarding such proposal with the Person (or group of Persons) making such proposal and its Representatives. For purposes of this Agreement, “Rubicon Project Alternative Transaction” means, other than the Rubicon Project Share Issuance, any of (1) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Telaria and its Subsidiaries (such Person (or group of Persons), a “Rubicon Project Third Party”), or the direct or indirect stockholders of such Rubicon Project Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Rubicon Project Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% or more of the equity or voting power of Rubicon Project (or the resulting company), (2) a merger, consolidation, share exchange or similar transaction pursuant to which any Rubicon Project Third Party acquires or would acquire, directly or indirectly, assets or businesses of Rubicon Project or any of its Subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Rubicon Project and its Subsidiaries taken as a whole, (3) any transaction pursuant to which any Rubicon Project Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Rubicon Project and any entity surviving any merger or combination including any of them) of Rubicon Project or any of its Subsidiaries representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Rubicon Project and its Subsidiaries taken as a whole or (4) any disposition of assets of Rubicon Project or its Subsidiaries to a Rubicon Project Third Party representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Rubicon Project and its Subsidiaries, taken as a whole. For purposes of this Agreement, a “Rubicon Project Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Rubicon Project Third Party to enter into a Rubicon Project Alternative Transaction (with all references to 20% in the definition of Rubicon Project Alternative Transaction being treated as references to 50% for these purposes) that (A) was not solicited, initiated, knowingly encouraged or facilitated in violation of this Section 5.3(a), (B) is on terms that the Board of Directors of Rubicon Project determines in good faith (after consultation with outside financial advisors and outside legal counsel) to be superior from a financial point of view to Rubicon Project’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including financial, regulatory, legal and other aspects of such proposal, any changes to this Agreement that may be proposed by Rubicon Project in response to such proposal to enter into a Telaria Alternative Transaction and the identity of the Person making such proposal to enter into a Telaria Alternative Transaction), and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition. Rubicon Project acknowledges and agrees that, in the event any Representative of Rubicon Project or any of its Subsidiaries takes any action that if taken by Rubicon Project would be a breach of this Section 5.3(a), the taking of such action by such Representative will be deemed to constitute a breach of this Agreement by Rubicon Project.

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(b)               Except as permitted by this Section 5.3(b) or Section 5.3(d), neither the Board of Directors of Rubicon Project nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in each case in a manner adverse to Telaria, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Rubicon Project Share Issuance, (ii) approve, or propose publicly to approve, any Rubicon Project Alternative Transaction, (iii) recommend, or propose publicly to recommend, any Telaria Alternative Transaction, (iv) fail to include in the Joint Proxy Statement the Rubicon Project Board Recommendation, (v) fail to publicly and without qualification recommend against a tender or exchange offer relating to shares of Rubicon Project Common Stock within ten (10) Business Days after the commencement thereof (or, if earlier, at least two (2) Business Days prior to the Rubicon Project Stockholders Meeting) or (vi) fail to publicly reaffirm without qualification the Rubicon Project Board Recommendation within ten (10) Business Days of Rubicon Project’s written request to do so (or, if earlier, at least two (2) Business Days prior to the Rubicon Project Stockholders’ Meeting) following the public announcement of any Rubicon Project Alternative Transaction; provided, that Telaria shall not be entitled to make such written request, and the Board of Directors of Rubicon Project shall not be required to make such reaffirmation, more than once with respect to any particular Rubicon Project Alternative Transaction unless the proposal in respect of such Rubicon Project Alternative Transaction is subsequently publicly modified in any material respect in which case Telaria may make such request once each time such modification is made (any action or failure to act in clauses (i) through (vi) being referred to as a “Rubicon Project Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the Rubicon Project Stockholder Approval, the Board of Directors of Rubicon Project determines in good faith, after consultation with outside financial advisors and outside legal counsel, that it has received a Rubicon Project Superior Proposal that was not solicited, initiated, knowingly encouraged or facilitated in violation of Section 5.3(a), the Board of Directors of Rubicon Project may effect a Rubicon Project Recommendation Change (other than under clause (ii) of this Section 5.3(b) if it would include entering into an agreement with respect to any Rubicon Project Alternative Transaction) if, but only if, (A) the Board of Directors of Rubicon Project determines in good faith, after consultation with outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) Rubicon Project has notified Telaria in writing that it intends to effect a Rubicon Project Recommendation Change pursuant to this Section 5.3(b) (other than under clause (ii) of this Section 5.3(b) if it would include entering into an agreement with respect to any Rubicon Project Alternative Transaction), (C) Rubicon Project has provided Telaria with, or publicly disclosed, a copy of the proposed definitive agreements and other proposed transaction documentation between Rubicon Project and the Person making such Rubicon Project Superior Proposal, and the identity of the Person making such Rubicon Project Superior Proposal, (D) for a period of four (4) Business Days following the notice delivered pursuant to clause (B) of this Section 5.3(b), Rubicon Project shall have discussed and negotiated in good faith and made Rubicon Project’s Representatives available to discuss and negotiate in good faith (in each case to the extent Telaria desires to negotiate) with Telaria’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the Rubicon Project Superior Proposal no longer constitutes a Rubicon Project Superior Proposal (it being understood and agreed that Telaria shall provide written notice to Rubicon Project of any amendment to any material term or condition of any Telaria Superior Proposal and the time period set forth in this clause (D) shall be extended to the later to occur of (I) two (2) Business Days following delivery of such new notice from Telaria to Rubicon Project and (II) the expiration of the original four (4)-Business Day period described in this clause (D)), and (E) no earlier than the end of such negotiation period, the Board of Directors of Rubicon Project shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Rubicon Project Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes a Rubicon Project Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. Neither the Board of Directors of Rubicon Project nor any committee thereof shall cause or permit Rubicon Project or any of its controlled Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement in respect of a Rubicon Project Alternative Transaction (other than a confidentiality agreement referred to in Section 5.3(a)).

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(c)               In addition to the obligations of Rubicon Project set forth in Section 5.3(a) and Section 5.3(b), Rubicon Project shall promptly, and in any event within twenty-four (24) hours of receipt thereof, advise Telaria in writing of any request for information or proposal relating to a Rubicon Project Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the Person making such request or proposal. Rubicon Project shall (i) keep Telaria reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (ii) provide to Telaria as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials received from the Person making such request or proposal or any of its Representatives, in each case that describes or contains any such request or proposal.

(d)               Other than in connection with a Rubicon Project Superior Proposal (which shall be subject to Section 5.3(b) and shall not be subject to this Section 5.3(d)), prior to obtaining the Rubicon Project Stockholder Approval, the Board of Directors of Rubicon Project may, in response to a Rubicon Project Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 5.3(b) in the event that the Board of Directors of Rubicon Project determines in good faith, after consultation with outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law if, but only if, (i) Rubicon Project has notified Telaria in writing that it intends to effect a Rubicon Project Recommendation Change (under clauses (i) or (iii) of Section 5.3(b)) pursuant to this Section 5.3(d) (which notice shall specify the facts and circumstances providing the basis of the Rubicon Project Intervening Event and for the determination by the Board of Directors of Rubicon Project to effect a Rubicon Project Recommendation Change under clauses (i) or (iii) of Section 5.3(b) in reasonable detail), (ii) for a period of four (4) Business Days following the notice delivered pursuant to clause (i) of this Section 5.3(d), Rubicon Project shall have discussed and negotiated in good faith and made Rubicon Project’s Representatives available to discuss and negotiate in good faith (in each case to the extent Telaria desires to negotiate) with Telaria’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement (it being understood and agreed that Rubicon Project shall provide Telaria with written notice of any material change to the relevant facts and circumstances and the time period set forth in this clause (ii) shall be extended to the later to occur of (A) two (2) Business Days following delivery of such subsequent notice from Rubicon Project to Telaria and (B) the expiration of the original four (4)-Business Day period described above in this clause (ii)), and (iii) no earlier than the end of such negotiation period, the Board of Directors of Rubicon Project shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. The term “Rubicon Project Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to any of the directors or officers of Rubicon Project on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of Rubicon Project as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of Rubicon Project prior to the Rubicon Project Stockholder Approval; provided, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Rubicon Project Alternative Transaction constitute a Rubicon Project Intervening Event; provided further, in no event shall any of the following, either alone or in combination, constitute a Rubicon Project Intervening Event: (1) any change in and of itself in the market price or trading volume of the securities of Telaria or (it being understood that the facts or occurrences giving rise or contributing to such change may constitute or be taken into account in determining whether there has been a Rubicon Project Intervening Event); (2) any Change affecting general business, economic or political conditions, the industries or segments thereof in which Rubicon Project operates, or the financial, credit or securities markets of the United States or in any other country in the world; (3) Changes arising out of or attributable to changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or Applicable Law or the interpretation or enforcement thereof; (4) Changes arising out of or attributable to the announcement of the execution of this Agreement or the identity of Telaria; (5) the status of the Merger under the HSR Act; or (6) meeting or exceeding, or failing to meet or exceed, any internal or other or published projections, forecasts, estimates or predictions in and of itself (it being understood that the facts or occurrences giving rise or contributing to Telaria meeting or exceeding, or failing to meet or exceed, such projections, forecasts, estimates or predictions may constitute or be taken into account in determining whether there has been a Telaria Intervening Event).

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(e)          Nothing contained in this Section 5.3 shall prohibit Rubicon Project from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders that the Board of Directors of Rubicon Project determines in good faith (after consultation with its outside legal counsel) that the failure to make would be inconsistent with its fiduciary duties under Applicable Law; provided, however, that any such disclosure or statement that constitutes or contains a Rubicon Project Recommendation Change shall be subject to the provisions of Section 5.3(b) (it being agreed that (x) any disclosure made in accordance with the rules set forth in clause (i) of this Section 5.3(e), in and of itself, shall not be deemed to constitute a Rubicon Project Recommendation Change and (y) any public disclosure of or communication relating to a Rubicon Project Alternative Transaction (but solely to the extent such disclosure or communication is required to be made by Applicable Law), in and of itself, shall not be deemed to constitute a Rubicon Project Recommendation Change so long as any such disclosure or communication includes an express reaffirmation of the Rubicon Project Board Recommendation).

Article VI
ADDITIONAL AGREEMENTS

Section 6.1.          Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a)          As soon as practicable following the date of this Agreement, Telaria and Rubicon Project shall jointly prepare the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus, and Rubicon Project shall file the Form S-4 with the SEC. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Prior to the Form S-4 being declared effective, (i) Telaria shall use its reasonable best efforts to execute and deliver to Telaria Tax Counsel and to Rubicon Project Tax Counsel the applicable Merger Tax Representation Letter referenced in Section 6.8 and (ii) Rubicon Project shall use its reasonable best efforts to execute and deliver to Rubicon Project Tax Counsel and to Telaria Tax Counsel the applicable Merger Tax Representation Letter referenced in Section 6.8. Following the delivery of the Merger Tax Representation Letters pursuant to the preceding sentence, (A) Telaria shall use its reasonable best efforts to cause Telaria Tax Counsel to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and (B) Rubicon Project shall use its reasonable best efforts to cause Rubicon Project Tax Counsel to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, Telaria Tax Counsel and Rubicon Project Tax Counsel shall each be entitled to rely on the Tax Representation Letters referred to in this Section 6.1 and Section 6.8. Each of Telaria and Rubicon Project shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Telaria and Rubicon Project shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Rubicon Project and Telaria shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any (1) letter responding to comments received from the SEC and (2) amendment or supplement to the Form S-4 or the Joint Proxy Statement prior to filing such with the SEC. Notwithstanding any other provision herein to the contrary, no letter to the SEC, amendment or supplement (including by incorporation by reference) to the Form S-4 or the Joint Proxy Statement shall be made without the approval of both Telaria and Rubicon Project, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to a Telaria Recommendation Change or a Rubicon Project Recommendation Change. Telaria shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Telaria’s stockholders, and Rubicon Project shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Rubicon Project’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, of the time when any supplement or amendment to the Form S-4 has been filed, of the issuance of any stop order with respect to the Form S-4, or of any request by the SEC for amendment of the Form S-4 or the Joint Proxy Statement or comments on the Form S-4 or the Joint Proxy Statement and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to Telaria, Rubicon Project or any of their respective Affiliates, officers or directors, should be discovered by Telaria or Rubicon Project that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Telaria and Rubicon Project.

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(b)               Telaria shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Telaria Stockholders Meeting”) in accordance with the DGCL and the rules of the NYSE for the purpose of obtaining the Telaria Stockholder Approval and shall, subject to the provisions of Section 5.2(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. Telaria may only postpone or adjourn the Telaria Stockholders Meeting, after consultation with Rubicon Project (and for the minimum duration reasonably necessary), (i) to solicit additional proxies for the purpose of obtaining the Telaria Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Telaria has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Telaria prior to the Telaria Stockholders Meeting. For the avoidance of doubt and without limiting the generality of the foregoing, Telaria agrees that its obligations to hold the Telaria Stockholders Meeting pursuant to this Section 6.1(b) shall not be affected by the making of a Telaria Recommendation Change or by the commencement of or announcement or disclosure of or communication to Telaria of any proposal relating to a Telaria Alternative Transaction (including a Telaria Superior Proposal) or the occurrence or disclosure of any Telaria Intervening Event.

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(c)               Rubicon Project shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Rubicon Project Stockholders Meeting”) in accordance with the DGCL and the rules of the NYSE for the purpose of obtaining the Rubicon Project Stockholder Approval and shall, subject to the provisions of Section 5.3(b), through its Board of Directors, recommend to its stockholders the approval of the Rubicon Project Share Issuance. Rubicon Project may only postpone or adjourn the Rubicon Project Stockholders Meeting, after consultation with Telaria (and for the minimum duration reasonably necessary), (i) to solicit additional proxies for the purpose of obtaining the Rubicon Project Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Rubicon Project has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Rubicon Project prior to the Rubicon Project Stockholders Meeting. For the avoidance of doubt and without limiting the generality of the foregoing, Rubicon Project agrees that its obligations to hold the Rubicon Project Stockholders Meeting pursuant to this Section 6.1(c) shall not be affected by the making of a Rubicon Project Recommendation Change or by the commencement of or announcement or disclosure of or communication to Rubicon Project of any proposal relating to a Rubicon Project Alternative Transaction (including a Rubicon Project Superior Proposal) or the occurrence or disclosure of any Rubicon Project Intervening Event.

(d)               Telaria and Rubicon Project shall use reasonable best efforts to hold the Telaria Stockholders Meeting and the Rubicon Project Stockholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(e)               The only matters to be voted upon at each of the Telaria Stockholders Meeting and the Rubicon Project Stockholders Meeting are (i) the Merger, in the case of the Telaria Stockholders Meeting, and the Rubicon Project Share Issuance, in the case of the Rubicon Project Stockholders Meeting, (ii) any adjournment or postponement of the Telaria Stockholders Meeting or the Rubicon Project Stockholders Meeting, as applicable, and (iii) any other matters that are required by Applicable Law.

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Section 6.2.          Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to Applicable Law, and solely for the purposes of furthering the Merger, upon reasonable notice, Telaria shall, and shall cause its Subsidiaries to, and Rubicon Project shall, and shall cause the Subsidiaries of Rubicon Project to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, upon reasonable notice during normal business hours during the period from the date of this Agreement to the Effective Time, to all of its and their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, Telaria shall, and shall cause its Subsidiaries to, and Rubicon Project shall, and shall cause the Subsidiaries of Rubicon Project to, furnish promptly to the other party all information concerning its and their business, properties and personnel as such other party may reasonably request; provided that the foregoing shall not require Telaria or Rubicon Project to disclose any information pursuant to this Section 6.2 to the extent that in the reasonable good faith judgment of such party, (i) any Applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such information or (ii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that, with respect to the foregoing clauses (i) and (ii), Telaria or Rubicon Project, as applicable, shall use its commercially reasonable efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) communicate, to the extent feasible, the applicable information in a way that would not violate Applicable Law or jeopardize such privilege, or otherwise develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto. Any information provided or made available pursuant to this Section 6.2 shall be governed by the terms and conditions of the Confidentiality Agreement.

Section 6.3.          Reasonable Best Efforts.

(a)          Subject to the terms and conditions of this Agreement, Rubicon Project and Telaria will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as reasonably practicable, including using all reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity or other Person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Entities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an Action by, any Governmental Entity or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (iv) the defending of any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of Rubicon Project and Telaria shall, in consultation and cooperation with the other and as promptly as reasonably practicable, but in no event later than ten (10) Business Days from the date of this Agreement, make its respective filing under the HSR Act and any other applications and filings as reasonably determined by Rubicon Project and Telaria under other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement, as promptly as practicable, but in no event later than as required by Applicable Law. Neither Rubicon Project nor Telaria will withdraw any such filings or applications without the prior written consent of the other party.

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(b)               In furtherance of the foregoing Section 6.3(a), the parties shall use reasonable best efforts to, and shall cooperate in good faith with one another to, identify any third party consents (or notices) under any Contracts that are necessary or desirable for the consummation of the Merger. Each of the parties shall use reasonable best efforts to obtain any such third-party consent (or deliver any such notices) in the event that the parties mutually agree to seek such consent; provided, however, without the prior written consent of the other party, neither Rubicon Project nor Telaria, nor any of their respective Subsidiaries or Affiliates, will grant or offer to grant any material accommodation or concession (financial or otherwise), or make any material payment, to any third party in connection with seeking or obtaining any such contractual consent. In addition, in connection with and without limiting the efforts referenced in Section 6.3(a), the parties shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law prior to their submission. Each of Rubicon Project and Telaria shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) promptly inform the other of any such filing, submission or other document and of any communication with or from any Governmental Entity or any official, representative or staff thereof regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or any official, representative or staff thereof or in connection with any Action initiated by a Governmental Entity or private party, including promptly notifying the other party of any such investigation, inquiry or Action, and consulting in advance before making any presentations or submissions to a Governmental Entity or any official, representative or staff thereof, or, in connection with any Action initiated by a private party, to any other Person. In addition, each of Rubicon Project and Telaria shall promptly inform and consult with the other in advance of any meeting, conference or communication with any Governmental Entity or any official, representative or staff thereof, or, in connection with any Action by a private party, with any other Person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Entity or other Person, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Entity or any official, representative or staff thereof or such other Person in respect of the transactions contemplated by this Agreement without the other party unless it reasonably consults with the other party in advance and gives the other party a reasonable opportunity to attend and participate therein, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or communication, keep such party apprised with respect thereto. Each party shall furnish to the other copies of all filings, submissions, correspondence and communications between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or any official, representative or staff thereof (or any other Person in connection with any Action initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material” and also may reasonably redact the material as necessary to (A) remove personally or competitively sensitive information, (B) remove references concerning the valuation of a party and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with Applicable Law.

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(c)               Each of the parties agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, it shall not, and shall ensure that none of its Subsidiaries or controlled Affiliates shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination (i) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement or (ii) involving any Person or business competitive with the businesses of the other party and its Subsidiaries.

Section 6.4.               Indemnification, Exculpation and Insurance.

(a)               Rubicon Project agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of Telaria (the “D&O Indemnified Parties”) as provided in the Certificate of Incorporation of Telaria, the Bylaws of Telaria or any indemnification contract between such directors, officers or employees and Telaria (in each case, as in effect on the date of this Agreement or entered after the date of this Agreement in accordance with Section 5.1(a)) shall survive the Merger and shall continue in full force and effect, it being the intent of the parties that the D&O Indemnified Parties shall continue to be entitled to such exculpation and indemnification to the full extent of Applicable Law. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Rubicon Project shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Certificate of Incorporation of Telaria and the Bylaws of Telaria as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Rubicon Project shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4.

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(b)               Prior to the Effective Time, Telaria shall or, if Telaria is unable to, Rubicon Project shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Telaria’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Rubicon Project shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided that Telaria shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by Telaria prior to the date of this Agreement in respect of such “tail” policy. If Telaria or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Rubicon Project shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Telaria with respect to matters arising on or before the Effective Time; provided that, after the Effective Time, Rubicon Project shall not be required to pay in any one year a premium in excess of 300% of the last annual premium paid by Telaria prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(c)               The covenants contained in this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Applicable Law, contract or otherwise. The obligations set forth in this Section 6.4 may not be terminated, modified or amended in any manner that adversely affects any D&O Indemnified Party.

(d)               In the event that Rubicon Project or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Rubicon Project or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The obligations of the Surviving Corporation and Rubicon Project pursuant to this Section 6.4 shall be joint and several.

Section 6.5.               Fees and Expenses. Except as set forth in this Section 6.5 and in Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Rubicon Project and Telaria shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with (a) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (b) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees).

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Section 6.6.               Public Announcements. Telaria and Rubicon Project shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the first sentence of this Section 6.6 shall not apply to (a) any press release or public statement required by Applicable Law or any listing agreement with any national securities exchange, provided that the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) a Telaria Recommendation Change (or any responses thereto) or Rubicon Project Recommendation Change (or any responses thereto), (c) any press release or public statement containing content with respect to this Agreement or the transactions contemplated hereby substantially consistent with content included in any press release or public statement that has been previously consented to by the other party or otherwise exempted from this Section 6.6 and (d) any disclosure of information concerning this Agreement in connection with litigation between the parties regarding this Agreement.

Section 6.7.               NYSE Listing. Rubicon Project shall use reasonable best efforts to cause the Rubicon Project Common Stock issuable under Article III to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.8.               Merger Tax Opinions. From and after the date of this Agreement and until the Effective Time, Telaria, on the one hand, and Rubicon Project, on the other hand, shall cooperate with each other and shall use their respective reasonable best efforts to obtain, a written opinion of Cooley LLP (or other nationally recognized tax counsel reasonably acceptable to Telaria and Rubicon Project, it being agreed that Gibson, Dunn & Crutcher LLP is mutually acceptable to Telaria and Rubicon Project for such purpose; provided, that only the counsel actually delivering such opinion shall have any responsibility or liability therefor) (“Telaria Tax Counsel”), in the case of Telaria, and a written opinion of Gibson, Dunn & Crutcher LLP (or other nationally recognized tax counsel reasonably acceptable to Rubicon Project and Telaria, it being agreed that Cooley LLP is mutually acceptable to Rubicon Project and Telaria for such purpose; provided, that only the counsel actually delivering such opinion shall have any responsibility or liability therefor) (“Rubicon Project Tax Counsel”), in the case of Rubicon Project, in form and substance reasonably satisfactory to Telaria and Rubicon Project, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Closing Date, to the effect that, on the basis of customary representations, assumptions and undertakings set forth or referred to in such opinion and in the related Merger Tax Representation Letters, the Merger will qualify for the Intended Tax-Free Treatment. Each of Telaria, Rubicon Project, and Merger Sub shall deliver to Telaria Tax Counsel and Rubicon Project Tax Counsel for purposes of the Merger Tax Opinions customary representations, assumptions and undertakings, reasonably satisfactory in form and substance to Telaria Tax Counsel and Rubicon Project Tax Counsel (the “Merger Tax Representation Letters”). Telaria and Rubicon Project each agrees (a) not to, and to not permit any of its Subsidiaries to, take or cause to be taken any action on or before the Effective Time that would reasonably be expected to disqualify the Merger for the Intended Tax-Free Treatment or otherwise prevent Telaria Tax Counsel or Rubicon Project Tax Counsel, respectively, from issuing the Merger Tax Opinion, and (b) promptly notify the other party if, before the Effective Time, (i) it knows or has reason to believe that it is no longer able to obtain the Merger Tax Opinion from Telaria Tax Counsel or Rubicon Project Tax Counsel, respectively, or (ii) the terms of this Agreement would need to be amended in order to facilitate receipt of such opinion.

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Section 6.9.               Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.10.             Conveyance Taxes. Telaria and Rubicon Project shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 6.11.             Employee Benefits.

(a)               In order to further an orderly transition and integration, Telaria and Rubicon Project shall cooperate in good faith in reviewing, evaluating and analyzing the Rubicon Project Benefit Plans and/or Telaria Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Rubicon Project Benefit Plans or Telaria Benefit Plans, as applicable, that will apply with respect to employees of Rubicon Project and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans will, to the extent permitted by Applicable Law, and among other things, (i) treat similarly situated employees of Rubicon Project and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Rubicon Project Benefit Plans, on the one hand, and those covered by Telaria Benefit Plans, on the other hand, at the Effective Time.

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(b)               For purposes of eligibility, participation, vesting and benefit accrual (except (i) for purposes of benefit accrual under any defined benefit pension plan, (ii) to the extent that such credit would result in a duplication of benefits, or (iii) under any plan that is grandfathered or frozen) under the Rubicon Project Benefit Plans, Telaria Benefit Plans and the New Benefit Plans, service with or credited by Rubicon Project, Telaria or any of their respective Subsidiaries or predecessors for continuing employees of Telaria and its Subsidiaries or continuing employees of Rubicon Project or its Subsidiaries shall be treated as service with Rubicon Project to the same extent that such service was taken into account under the analogous Telaria Benefit Plan or Rubicon Project Benefit Plan prior to the Effective Time. With respect to any Telaria Benefit Plan, Rubicon Project Benefit Plan or New Benefit Plan in which any employees of Rubicon Project or Telaria (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, Rubicon Project shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Rubicon Project Benefit Plan or Telaria Benefit Plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under a Rubicon Project Benefit Plan or Telaria Benefit Plan (to the same extent that such credit was given under the analogous Telaria or Rubicon Project Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any Telaria Benefit Plan, Rubicon Project Benefit Plan or New Benefit Plan in which such employee first become eligible to participate after the Effective Time.

(c)               If requested by Rubicon Project no later than five (5) Business Days before the Closing Date, Telaria shall terminate, effective as of the day immediately preceding the date Telaria becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Rubicon Project, any and all 401(k) plans maintained by Telaria or any of its Subsidiaries. Telaria shall provide Rubicon Project evidence that the 401(k) plan(s) of Telaria and its Subsidiaries have been terminated pursuant to resolutions of the Telaria Board of Directors or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to review and approval of Rubicon Project, which shall not be unreasonably withheld. Telaria shall also take such other actions in furtherance of terminating any such 401(k) Plans as Rubicon Project may reasonably request.

(d)               Rubicon Project shall take (or cause to be taken) the actions set forth on Section 6.11(d) of the Rubicon Project Disclosure Letter.

(e)               Without limitation to the agreements set forth in Section 2.1 or Section 6.11(d): (i) nothing in this Agreement shall confer upon any employee, officer, director or consultant of Rubicon Project or Telaria or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, Telaria, Rubicon Project or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Telaria, Rubicon Project or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Rubicon Project or Telaria or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause; and (ii) nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Telaria Benefit Plan, Rubicon Project Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Telaria Benefit Plan, Rubicon Project Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director or consultant of Rubicon Project or Telaria or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including but not limited to the provisions of this Section 6.11.

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Section 6.12.             Section 16(b) Matters. Telaria and Rubicon Project shall each take all such steps as are considered to be necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of Telaria (including derivative securities) or acquisitions of equity securities of Rubicon Project (including derivative securities) in connection herewith by any individual who (a) is a director or officer of Telaria or (b) at the Effective Time will become a director or officer of Rubicon Project, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13.             Certain Litigation. Each party shall promptly advise the other of any litigation commenced after the date hereof against such party or any of its directors or officers (in their capacity as such) by any stockholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby, and shall keep the other parties reasonably informed regarding any such litigation. Such party shall give the other parties the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.13 and Section 5.1 or Section 6.3, the provisions of this Section 6.13 shall control.

Section 6.14.             Stock Exchange Delisting; Deregistration. Prior to the Effective Time, Telaria shall use its reasonable best efforts to facilitate the commencement of the delisting of Telaria and of the shares of Telaria Common Stock from the NYSE as promptly as practicable after the Effective Time. Prior to the Effective Time, Telaria shall not voluntarily delist the Telaria Common Stock from the NYSE.

Section 6.15.             Merger Sub Actions. Promptly following the execution of this Agreement, Rubicon Project shall take all action necessary to cause this Agreement and the Merger to be adopted by the sole stockholder of Merger Sub. Rubicon Project shall cause Merger Sub to comply with its obligations under this Agreement.

Article VII
CONDITIONS PRECEDENT

Section 7.1.               Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction, or waiver in whole or in part (to the extent permitted by Applicable Law), on or prior to the Closing Date of the following conditions:

(a)               Stockholder Approvals. Each of the Telaria Stockholder Approval and the Rubicon Project Stockholder Approval shall have been obtained.

(b)               HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or early termination thereof shall have been granted.

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(c)               Other Approvals. Any authorization or consent from a Governmental Entity required to be obtained with respect to the Merger under any Antitrust Law as set forth on Section 7.1(c) of the Rubicon Project Disclosure Letter shall have been obtained and shall remain in full force and effect.

(d)               No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have issued or entered any permanent or preliminary Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger.

(e)               Registration Statement. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Actions by the SEC seeking a stop order.

(f)                Stock Exchange Listing. The shares of Rubicon Project Common Stock to be issued in the Rubicon Project Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2.               Conditions to Obligations of Rubicon Project. The obligation of Rubicon Project to effect the Merger is further subject to satisfaction, or waiver in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties of Telaria contained in Section 4.1(a), Section 4.1(b)(i), Section 4.1(c)(iii) and Section 4.1(v) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Telaria contained in Section 4.1(c)(i) and Section 4.1(c)(ii) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all respects as of such date), except for any inaccuracies that, individually and in the aggregate, are immaterial, (iii) the representations and warranties of Telaria contained in Section 4.1(g)(ii) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iv) each of the representations and warranties of Telaria contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar qualification set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not, and would not reasonably be expected to, individually and in the aggregate, have a Material Adverse Effect on Telaria.

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(b)               Performance of Obligations of Telaria. Telaria shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)               Officer’s Certificate. Rubicon Project shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Telaria to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)               Merger Tax Opinion. Rubicon Project shall have received the Merger Tax Opinion from Rubicon Project Tax Counsel, and such opinion shall not have been withdrawn or adversely modified.

Section 7.3.               Conditions to Obligations of Telaria. The obligation of Telaria to effect the Merger is further subject to satisfaction, or waiver in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties of Rubicon Project contained in Section 4.2(a), Section 4.2(b)(i), Section 4.2(c)(iii) and Section 4.2(v) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Rubicon Project contained in Section 4.2(c)(i) and Section 4.2(c)(ii) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all respects as of such date), except for any inaccuracies that, individually and in the aggregate, are immaterial, (iii) the representations and warranties of Rubicon Project contained in Section 4.2(g)(ii) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iv) each of the representations and warranties of Rubicon Project contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar qualification set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not, and would not reasonably be expected to, individually and in the aggregate, have a Material Adverse Effect on Rubicon Project.

(b)               Performance of Obligations of Rubicon Project. Rubicon Project shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)               Officer’s Certificate. Telaria shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Rubicon Project to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)               Merger Tax Opinion. Telaria shall have received the Merger Tax Opinion from Telaria Tax Counsel, and such opinion shall not have been withdrawn or adversely modified.

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Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.          Termination. This Agreement may be terminated at any time prior to the Effective Time, and whether before or (except in the case of Section 8.1(e) or Section 8.1(f)) after the Telaria Stockholder Approval or the Rubicon Project Stockholder Approval:

(a)          by mutual written consent of Telaria and Rubicon Project;

(b)          by either Telaria or Rubicon Project, if:

(i)               the Merger shall not have been consummated by June 30, 2020 (the “Outside Date”); provided, that in the event that the SEC has not declared effective under the Securities Act the Form S-4 by May 1, 2020, then the Outside Date shall automatically be extended, without the need for any action by Telaria, Rubicon Project or Merger Sub, to August 31, 2020 (and any reference to the Outside Date in this Agreement shall be deemed to be August 31, 2020); provided, further, the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if a material breach by such party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date;

(ii)              the Telaria Stockholder Approval shall not have been obtained upon a vote taken thereon at the Telaria Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii)             the Rubicon Project Stockholder Approval shall not have been obtained upon a vote taken thereon at the Rubicon Project Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv)             (A) prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Applicable Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and in the case of such an Order, such Order shall have become final and non-appealable, or (B) any expiration, termination, authorization or consent from a Governmental Entity required to be obtained pursuant to Section 7.1(b) or Section 7.1(c) shall have been denied and such denial shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to a party if such party has failed to comply with its obligations under Section 6.3 in any material respect;

(c)           by Rubicon Project (provided that Rubicon Project is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b)), if Telaria shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by Telaria or is not cured within thirty (30) days of written notice thereof from Rubicon Project;

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(d)         by Telaria (provided that Telaria is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b)), if Rubicon Project shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by Rubicon Project or is not cured within thirty (30) days of written notice thereof from Telaria;

(e)         by Rubicon Project, at any time prior to the Telaria Stockholders Meeting, if a Rubicon Project Triggering Event shall have occurred; and

(f)          by Telaria, at any time prior to the Rubicon Project Stockholders Meeting, if a Telaria Triggering Event shall have occurred.

Section 8.2.          Effect of Termination.

(a)          In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, Section 6.5, Section 6.6, and Article IX shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof or actual fraud (as defined under the laws of the State of Delaware).

(b)          If this Agreement is terminated:

(i)                 by Rubicon Project pursuant to Section 8.1(e) or by either Rubicon Project or Telaria pursuant to Section 8.1(b)(ii) at a time when Rubicon Project would have been entitled to terminate this Agreement pursuant to Section 8.1(e); or

(ii)              (A) by Rubicon Project or Telaria (if, but only if, Rubicon Project had the right to terminate this Agreement pursuant to Section 8.1(b)(i) at such time) pursuant to Section 8.1(b)(i) (if the Telaria Stockholders Meeting has not been held by the Outside Date) or by Rubicon Project or Telaria pursuant to Section 8.1(b)(ii), or by Rubicon Project pursuant to Section 8.1(c) as a result of a breach of Telaria’s covenants set forth in Section 5.1, Section 5.2, Section 6.1, Section 6.3, Section 6.9 or Section 6.13, (B) at or prior to the time this Agreement is terminated, in the case of a termination pursuant to Section 8.1(b)(i), at or prior to the Telaria Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii), or at or prior to the time of such breach by Telaria, in the case of a termination pursuant to Section 8.1(c), there shall have been publicly made to the stockholders of Telaria generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, or in the case of a termination pursuant to Section 8.1(c), there shall otherwise have been made known to the Board of Directors of Telaria, an offer or proposal for a Telaria Alternative Transaction, which shall not have been withdrawn (and not re-proposed thereafter without a subsequent withdrawal) at or prior to the time this Agreement is terminated, in the case of a termination pursuant to Section 8.1(b)(i), at or prior to the Telaria Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii), or at or prior to the time of such breach, in the case of a termination pursuant to Section 8.1(c), and (C) within twelve (12) months of termination of this Agreement, Telaria or its Subsidiaries enters into a definitive agreement with any Telaria Third Party with respect to any Telaria Alternative Transaction or any Telaria Alternative Transaction is consummated;

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then Telaria shall pay to Rubicon Project, not later than, in the case of clause (i), the date of termination of this Agreement, and in the case of clause (ii), two (2) Business Days after the earlier of the date the agreement with respect to the Telaria Alternative Transaction is entered into and the date the Telaria Alternative Transaction is consummated, a termination fee of $13,700,000 (the “Telaria Termination Fee”); provided, that for purposes of this Section 8.2(b), the term Telaria Alternative Transaction shall have the meaning assigned to the term in Section 5.2(a), except that all references to “20%” shall be deemed replaced with “50%”.

(c)           If this Agreement is terminated:

(i)                 by Telaria pursuant to Section 8.1(f) or by either Telaria or Rubicon Project pursuant to Section 8.1(b)(iii) at a time when Telaria would have been entitled to terminate this Agreement pursuant to Section 8.1(f); or

(ii)              (A) by Telaria or Rubicon Project (if, but only if, Telaria had the right to terminate this Agreement pursuant to Section 8.1(b)(i) at such time) pursuant to Section 8.1(b)(i) (if the Rubicon Project Stockholders Meeting has not been held by the Outside Date) or by Telaria or Rubicon Project pursuant to Section 8.1(b)(iii), or by Telaria pursuant to Section 8.1(d) as a result of a breach of Rubicon Project’s covenants set forth in Section 5.1, Section 5.3, Section 6.1, Section 6.3, Section 6.9, Section 6.13 or Section 6.15, (B) at or prior to the time this Agreement is terminated, in the case of a termination pursuant to Section 8.1(b)(i), at or prior to the Rubicon Project Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(iii), or at or prior to the time of such breach by Rubicon Project, in the case of a termination pursuant to Section 8.1(d), there shall have been publicly made to the stockholders of Rubicon Project generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, or in the case of a termination pursuant to Section 8.1(d), there shall otherwise have been made known to the Board of Directors of Rubicon Project, an offer or proposal for a Rubicon Project Alternative Transaction, which shall not have been withdrawn (and not re-proposed thereafter without a subsequent withdrawal) at or prior to the time this Agreement is terminated, in the case of a termination pursuant to Section 8.1(b)(i), at or prior to the Rubicon Project Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(iii), or the time of such breach, in the case of a termination pursuant to Section 8.1(d) and (C) within twelve (12) months of termination of this Agreement, Rubicon Project or its Subsidiaries enters into a definitive agreement with any Rubicon Project Third Party with respect to any Rubicon Project Alternative Transaction or any Rubicon Project Alternative Transaction is consummated; then Rubicon Project shall pay to Telaria, not later than, in the case of clause (i), the date of termination of this Agreement, and in the case of clause (ii), two (2) Business Days after the earlier of the date the agreement with respect to the Rubicon Project Alternative Transaction is entered into and the date the Rubicon Project Alternative Transaction is consummated, a termination fee of $16,000,000 (the “Rubicon Project Termination Fee”); provided that, for purposes of this Section 8.2(c), the term Rubicon Project Alternative Transaction shall have the meaning assigned to the term in Section 5.3(a), except that all references to “20%” shall be deemed replaced with “50%”.

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(d)               Any Telaria Termination Fee or Rubicon Project Termination Fee payable under Section 8.2(b) or Section 8.2(c) shall be payable in immediately available funds no later than the applicable date set forth therein. If a party fails to promptly pay to the other party any fee due under such Section 8.2(b) or Section 8.2(c), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(e)               Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to (x) any claims under the Confidentiality Agreement or (y) claims for, or arising out of or in connection with a Willful Breach hereunder or actual fraud (as defined under the laws of the State of Delaware)), in the event that any Telaria Termination Fee or Rubicon Project Termination Fee is paid to a party in circumstances in which such fee is payable in accordance with this Section 8.2, (i) the payment of such Telaria Termination Fee or Rubicon Project Termination Fee shall be the sole and exclusive remedy of such party, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or Affiliates for, and (ii) in no event will the party being paid any Telaria Termination Fee or Rubicon Project Termination Fee or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) no party nor any affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall any party be required to pay a Telaria Termination Fee or Rubicon Project Termination Fee, as applicable, on more than one occasion.

Section 8.3.          Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Telaria Stockholder Approval or the Rubicon Project Stockholder Approval; provided that any amendment of this Agreement that requires approval by the stockholders of Telaria or approval by the stockholders of Rubicon Project under Applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

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Section 8.4.          Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Telaria or Rubicon Project shall require the approval of the stockholders of Telaria or Rubicon Project, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX
GENERAL PROVISIONS

Section 9.1.          Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 9.2.          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally or (ii) delivered by electronic mail or sent by nationally-recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Rubicon Project or Merger Sub to:

The Rubicon Project, Inc. 12181 Bluff Creek Drive, 4th Floor Playa Vista, California 90094

Attention:	General Counsel

Email:	legal@rubiconproject.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071-3197

Attention:	Bradford P. Weirick

Email:	bweirick@gibsondunn.com

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(b)	if to Telaria, to:

Telaria, Inc. 222 Broadway, 16th Floor New York, New York 10038

Attention:	Aaron Saltz, General Counsel

Email:	asaltz@telaria.com

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, Massachusetts 02116-3736

Attention:	Miguel J. Vega Peyton Worley Ian Nussbaum

Email:	mvega@cooley.com pworley@cooley.com inussbaum@cooley.com

Section 9.3.          Definitions. For purposes of this Agreement:

(a)               “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b)               “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the U.K. Bribery Act 2010, laws promulgated in accordance with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Applicable Law relating to anti-corruption or anti-bribery;

(c)               “Business Day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in New York, New York are authorized or obligated by law to close;

(d)               “Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, natural resources, including natural resource damages, or, as it relates to exposure to Hazardous Materials, human health and safety, including Applicable Laws relating to Releases of, or exposure to, Hazardous Materials, and to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials;

(e)               “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

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(f)                “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(g)               “Hazardous Materials” means any material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a per- or polyfluoroalkyl substance, petroleum, oil, asbestos, or words of similar meaning or effect under any Applicable Law relating to pollution, waste, the environment, health, safety, or natural resources;

(h)               “Intellectual Property” means intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents, utility models and any statutory rights with respect to the protection of inventions, and all applications for any of the foregoing (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) to the extent protectable under law, moral rights, publicity rights, database rights and any other proprietary or intellectual property rights of any kind or nature;

(i)                 “Intended Tax-Free Treatment” means the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)                 “International Trade Laws” means all Applicable Laws relating to export controls, imports, customs, sanctions, and anti-boycott measures , including the laws and regulations administered or enforced by the U.S. Department of Commerce, U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor or successor agencies.

(k)               “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems;

(l)                 “Knowledge” means, with respect to Rubicon Project or Telaria, as applicable, the actual knowledge of Rubicon Project’s or Telaria’s, as applicable, Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Human Resources Officer (or equivalent officer) after having made reasonable inquiry of those employees of Rubicon Project (and its respective Subsidiaries) or Telaria (and its respective Subsidiaries), as applicable, primarily responsible for such matters;

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(m)             “Material Adverse Effect” on Telaria or Rubicon Project means any change, event, occurrence or development (each, a “Change”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Changes, a material adverse effect on the business, financial condition or results of operations of Telaria and its Subsidiaries, taken as a whole, or Rubicon Project and its Subsidiaries (without giving effect to the Merger), taken as a whole, respectively, excluding any Change to the extent that it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) any failure, in and of itself, by Telaria or Rubicon Project, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Telaria or Rubicon Project, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (iii) the execution and delivery of this Agreement, the identity of Telaria (in the case of Rubicon Project) or Rubicon Project (in the case of a Telaria) or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto or the impact thereof on the relationships of Telaria or Rubicon Project, respectively, and its Subsidiaries, with employees, customers, suppliers, partners or financing sources (except that this clause (iii) shall not apply with respect to the representations or warranties in Section 4.1(b)(ii) and Section 4.1(b)(iii), in the case of Telaria, and Section 4.2(b)(ii) and Section 4.2(b)(iii), in the case of Rubicon Project, to the extent that such representations and warranties address the consequences of the execution and delivery, or the public announcement or pendency of, this Agreement), or compliance with or performance of this Agreement, (iv) any change, in and of itself, in the market price or trading volume of the securities of Telaria or Rubicon Project, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Telaria or Rubicon Project, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (v) any change in Applicable Law or GAAP (or authoritative interpretation thereof), (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or any trade wars or sanctions, (vii) any hurricane, tornado, flood, earthquake or other natural disaster, (viii) any changes, including in credit ratings or credit outlook, generally affecting the industries in which Telaria or Rubicon Project operates, (ix) any action required by, or agreed to in writing by the parties in connection with, Section 6.3 of this Agreement or (x) any action or omission consented to or approved in writing by the other party or otherwise expressly required by this Agreement; provided, that the exclusions in clauses (i), (v), (vi), (vii) and (viii) shall not apply to the extent the Changes set forth therein have a disproportionate impact on Telaria and its Subsidiaries, or Rubicon Project and its Subsidiaries (without giving effect to the Merger), as applicable, relative to other participants in the industries in which Telaria and its Subsidiaries, or Rubicon Project and its Subsidiaries (without giving effect to the Merger), respectively, operate;

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(n)               “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA;

(o)               “Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

(p)               “Order” means an injunction or other decree, order, judgment, writ, stipulation or award.

(q)               “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Telaria Filed SEC Documents or Rubicon Project Filed SEC Documents, as the case may be, together with the following (without duplication): (i) Liens imposed by Applicable Law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than thirty (30) days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Telaria or Rubicon Project, as the case may be, with respect to which Telaria or Rubicon Project, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Telaria or Rubicon Project, as the case may be, in accordance with GAAP; (ii) Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Telaria or Rubicon Project, as the case may be, in accordance with GAAP; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities; (iv) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters affecting title to any real property that does not materially impair the occupancy or use of such real property; (v) Liens that, individually and in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the current or contemplated use, utility or value of any such property or otherwise materially and adversely impair the present or contemplated business operations thereon; (vi) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements entered into in the ordinary course of business; (viii) leases, subleases, licenses and occupancy agreements by Telaria or Rubicon Project, as the case may be, as landlord, sublandlord or licensor; (ix) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord; (x) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (xi) Liens securing judgments for the payment of money (provided that an appropriate Action has been commenced in connection with such judgment); and (xii) non-exclusive licenses granted to third parties in the ordinary course of business.

(r)                 “Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

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(s)                “Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any Applicable Law;

(t)                “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater, drinking water supply, or property;

(u)               “Rubicon Project Benefit Plan” means each employee or director compensation or benefit plan, program, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change in control or fringe benefit plan, program, arrangement or agreement that is or has within the six (6) years preceding the date of this Agreement been sponsored, maintained or contributed to by Rubicon Project or any of its Subsidiaries or which Rubicon Project or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, or as to which Rubicon Project or any of its Subsidiaries has any liability;

(v)               “Rubicon Project Equity Awards” means the Rubicon Project Options, the Rubicon Project RSU Awards, and the Rubicon Project PSU Awards;

(w)              “Rubicon Project PSU Award” an award of performance-based vesting restricted stock units relating to Rubicon Project Common Stock;

(x)               “Rubicon Project Restricted Stock Award” means an award of restricted shares of Rubicon Project Common Stock;

(y)               “Rubicon Project RSU Award” an award of time-based vesting restricted stock units relating to Rubicon Project Common Stock;

(z)               “Rubicon Project Stock Option” means a compensatory option to purchase shares of Rubicon Project Common Stock;

(aa)             “Rubicon Project Triggering Event” means (i) the Board of Directors of Telaria or any committee thereof shall have made a Telaria Recommendation Change or (ii) there has been a Willful Breach by Telaria of any of the provisions set forth in Section 5.2 or Section 6.1;

(bb)             “Sanctioned Person” means (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or any European Union member state, (ii) any Person located, organized or resident in a country or territory which, at the applicable time, is the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria) or (iii) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii);

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(cc)              “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom;

(dd)             “SEC” means the United States Securities and Exchange Commission.

(ee)              “Subsidiary” means, with respect to any Person, any Person with respect to which such first Person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other interests in such second Person that is sufficient to enable such first Person to elect at least a majority of the members of such second Person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second Person;

(ff)                “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto relating to Taxes (including the Report of Foreign Bank and Financial Accounts);

(gg)             “Taxes” or “Tax” means all taxes, charges, levies or other like assessments in the nature of a tax imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under former Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments in the nature of a tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not;

(hh)             “Taxing Authority” means any Governmental Entity responsible for the administration or collection of any Taxes;

(ii)                “Telaria Benefit Plan” means each employee or director compensation or benefit plan, program, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change in control or fringe benefit plan, program, arrangement or agreement that is or has within the six (6) years preceding the date of this Agreement been sponsored, maintained or contributed to by Telaria or any of its Subsidiaries or which Telaria or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, or as to which Telaria or any of its Subsidiaries has any liability;

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(jj)               “Telaria Credit Facility” means that certain Amended and Restated Loan and Security Agreement by and between Telaria and Silicon Valley Bank, dated as of January 27, 2017, as amended by that certain First Amendment to the Amended and Restated Loan and Security Agreement, dated January 26, 2018, and that certain Second Amendment to the Amended and Restated Loan and Security Agreement, dated November 7, 2018;

(kk)             “Telaria Equity Incentive Plans” means the Telaria 2013 Equity Incentive Plan, as amended, the Tremor Media, Inc. 2008 Stock Plan, as amended, and the ScanScout, Inc. 2009 Equity Incentive Plan, as amended.

(ll)               “Telaria Triggering Event” means (i) the Board of Directors of Rubicon Project or any committee thereof shall have made a Rubicon Project Recommendation Change or (ii) there has been a Willful Breach by Rubicon Project of any of the provisions set forth in Section 5.3 or Section 6.1; and

(mm)           “Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party with the knowledge that such act or omission would cause a material breach of this Agreement.

Section 9.4.            Interpretation.

(a)               When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive and shall be deemed to be “and/or.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided, therein. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended, unless otherwise specifically indicated. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

(b)               Except with respect to Section 6.6, whenever a consent or approval of Telaria or Rubicon Project is required under this Agreement, such consent or approval may be executed and delivered only in writing and only by an authorized officer of such party.

Section 9.5.          Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. This Agreement may be executed by facsimile, .pdf or other similar means of electronic signature and a facsimile, .pdf or other electronic signature shall constitute an original for all purposes.

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Section 9.6.          Entire Agreement; No Third-Party Beneficiaries; No Additional Representations. This Agreement (including the documents, exhibits, schedules, disclosure letters and instruments referred to herein), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among Rubicon Project, Merger Sub and Telaria with respect to the Merger and the other transactions contemplated by this Agreement, and (b) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (i) as provided in Section 6.4 or (ii) from and after the Effective Time, the right of the holders of Telaria Common Stock or Telaria Equity Awards to receive such consideration as provided for in Article III.

Section 9.7.          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.

Section 9.9.          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10.        Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

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Section 9.11.        Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if (and only if) such court finds it lacks subject matter jurisdiction, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12.        Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.14.        No Presumption Against Drafting Party. Each of Rubicon Project, Merger Sub and Telaria acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

THE RUBICON PROJECT, INC.

By:	/s/ Michael Barrett
Name:	Michael Barrett
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

MADISON MERGER CORP.

By:	/s/ Jonathan Feldman
Name:	Jonathan Feldman
Title:	Vice President and Secretary

Signature Page to Agreement and Plan of Merger

TELARIA, INC.

By:	/s/ Mark Zagorski
Name:	Mark. Zagorski
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger